File No. 70-9699


                       SECURITIES AND EXCHANGE COMMISSION
                                Washington, D.C.


                                    FORM U5S
                                  ANNUAL REPORT



                      For the year ended December 31, 2002


        Filed Pursuant to the Public Utility Holding Company Act of 1935

                                       by




                               KEYSPAN CORPORATION

              175 East Old Country Road, Hicksville, New York 11801
                 One MetroTech Center, Brooklyn, New York 11201

KEYSPAN CORPORATION

FORM U5S - ANNUAL REPORT

For the Year Ended December 31, 2002


                                TABLE OF CONTENTS


                                                                            Page



ITEM 1.              SYSTEM COMPANIES AND INVESTMENTS THEREIN AS OF
                     DECEMBER 31, 2002                                       1

ITEM 2.              ACQUISITIONS OR SALES OF UTILITY ASSETS                 25

ITEM 3.              ISSUE, SALE, PLEDGE, GUARANTEE OR ASSUMPTION OF
                     SYSTEM SECURITIES                                       25

ITEM 4.              ACQUISITION, REDEMPTION OR RETIREMENT OF SYSTEM
                     SECURITIES                                              25

ITEM 5.              INVESTMENTS IN SECURITIES OF NONSYSTEM COMPANIES        26

ITEM 6.              OFFICERS AND DIRECTORS                                  26

ITEM 7.              CONTRIBUTIONS AND PUBLIC RELATIONS                      63

ITEM 8.              SERVICE, SALES AND CONSTRUCTION CONTRACTS               64

ITEM 9.              WHOLESALE GENERATORS AND FOREIGN UTILITY COMPANIES      64

ITEM 10.             FINANCIAL STATEMENTS AND EXHIBITS                       66


 ITEM 1.  SYSTEM COMPANIES AND INVESTMENTS THEREIN AS OF DECEMBER 31, 2002

---------------------------------------------------------------------------------------------------------------------------------
Name of Company                                 Number of       Percent of     Issuer Book      Owner's        Type of Business
                                              Common Shares       Voting          Value        Book Value
                                                                 Power and        ($000)        ($000)
                                                                 Ownership
                                                                 Interest
---------------------------------------------------------------------------------------------------------------------------------
 KeySpan Coporation                               N/A                 N/A           N/A          N/A           Registered holding
                                                                                                               company

   KeySpan Gas East Corporation d/b/a             100                 100           647,089      647,089       gas utility company
   KeySpan Energy Delivery Long Island
   Unsecured debt                                                                   294,016      294,016

         Boundary Gas, Inc. (1)                   3.01                3.01                1            1       Rule 58 company
                                                                                                               (gas related)

   KeySpan Corporate Services LLC (2)             N/A                 100            36,345       36,345       service company
   Unsecured debt                                                                   472,280      472,280

   KeySpan Utility Services LLC (2)               N/A                 100           (2,040)      (2,040)       service company
   Unsecured debt                                                                    33,724       33,724

   KeySpan Generation LLC (2)                     N/A                 100           224,823      224,823       electric utility
   Unsecured debt                                                                   253,986      253,986       company

   KeySpan Electric Services, LLC (2)             N/A                 100            49,871       49,871       Rule 58 company
   Unsecured debt                                                                    57,133       57,133       (energy related)

   KeySpan Energy Trading Services LLC (2)        N/A                 100             6,761        6,761       Rule 58 company
   Unsecured debt                                                                     4,857        4,857       (energy related)

   KeySpan Exploration and Production LLC (2)     N/A                 100            24,331       24,331       Rule 58 Company
                                                                                                               (gas related)

   KeySpan Engineering & Survey, Inc.             300                 100               482          482       service company
   Unsecured debt                                                                     2,392        2,392

   KeySpan-Ravenswood, LLC (2) (5)                200                 100           125,490      125,490       EWG
   Unsecured debt                                                                   143,486      143,486

   KeySpan Energy Corporation                     100                 100         1,497,693    1,497,693       exempt holding
   Unsecured debt                                                                    11,344       11,344       company


ITEM 1.  SYSTEM COMPANIES AND INVESTMENTS THEREIN AS OF DECEMBER 31, 2002 (Continued)

-----------------------------------------------------------------------------------------------------------------------------------
    Name of Company                               Number of       Percent of     Issuer Book      Owner's        Type of Business
                                                Common Shares       Voting          Value        Book Value
                                                                  Power and        ($000)        ($000)
                                                                  Ownership
                                                                  Interest
-----------------------------------------------------------------------------------------------------------------------------------
   The Brooklyn Union Gas Co. d/b/a                  50,611,215      100             924,269        924,269      gas utility company
   KeySpan Energy Delivery New York
   Unsecured debt                                                                     37,811         37,811

      North East Transmission Co., Inc.              100             100              34,658         34,658      Rule 58 company
                                                                                                                 (energy related)
         Iroquois Gas Transmission
         System, L.P.  (1) (3)                       N/A             18.49           232,073         45,678      Rule 58 company
                                                                                                                 (gas related)
               Iroquois Pipeline Operating
               Company (1)                           100             100% by               A              A      Rule 58 company
                                                                     Iroquois Gas                                (gas related)
                                                                     Transmission
                                                                     System, L.P.
      Boundary Gas, Inc. (1)                         36.09           36.09                 2              2      Rule 58 company
                                                                                                                 (energy related)

      Alberta Northeast Gas, Ltd. (1)                223             28.1                  1              1      Rule 58 company
                                                                                                                 (energy related)

   KeySpan Natural Fuels, LLC (1) (2)                N/A             99                2,617          2,617      Rule 58 company
                                                                                                                 (energy related)

   Island Energy Services Co., Inc. *                1,000           100                  93             93      non-utility
                                                                                                                 subsidiary

   Marquez Development Corp. *                       4               100             (6,633)        (6,633)      non-utility
                                                                                                                 subsidiary

   THEC Holdings Corp.                               100             100             361,399        361,399      non-utility
                                                                                                                 holding company

      The Houston Exploration Co.                    20,380,392      67              593,808        361,399      Rule 58 company
                                                                                                                 (gas related)


ITEM 1.  SYSTEM COMPANIES AND INVESTMENTS THEREIN AS OF DECEMBER 31, 2002 (Continued)

----------------------------------------------------------------------------------------------------------------------------------
    Name of Company                                Number of       Percent of     Issuer Book      Owner's        Type of Business
                                                   Common Shares     Voting          Value        Book Value
                                                                   Power and        ($000)         ($000)
                                                                   Ownership
                                                                   Interest
----------------------------------------------------------------------------------------------------------------------------------
         Seneca-Upshur Petroleum, Inc.                   100        100% by            14,647        14,647      Rule 58 company
                                                                    Houston                                      (gas related)
                                                                    Exploration

  GEI Development Corp. *                                100        100               (4,530)       (4,530)      non-utility
                                                                                                                 subsidiary

  KeySpan Energy Development Corporation                 100        100               414,285       414,285      non-utility
    Unsecured debt                                                                        646           646      holding company

    Broken Bridge Corp.                                  10,000     100                   404           404      non-utility
                                                                                                                 company

    Energy North Realty, Inc.                            500        100                 1,279         1,279      non-utility
                                                                                                                 company

    KeySpan North East Ventures, Inc.                    1,500      100                 5,396         5,396      non-utility holding
                                                                                                                 company

         Northeast Gas Markets, LLC (2)                  N/A        90                  2,110         2,110      Rule 58 company
                                                                                                                (gas related)

    KeySpan Islander East Pipeline, LLC (2)              N/A        100                12,144        12,144      Rule 58 company
                                                                                                                (gas related)

         Islander East Pipeline Company, LLC (2)         N/A        50                 25,592        25,592      Rule 58 company
                                                                                                                (gas related)

    Honeoye Storage Corporation                          10,427     52.2                3,334         3,334      Rule 58 company
                                                                                                                (gas related)

    Adrian Associates L.P. (3)                           N/A        33.33                   0             0      Rule 58 company
                                                                                                                (gas related)

               Arlington Associates L.P. (3)             N/A        99                  6,053         6,053      Rule 58 company
                                                                                                                (gas related)


ITEM 1.  SYSTEM COMPANIES AND INVESTMENTS THEREIN AS OF DECEMBER 31, 2002 (Continued)

-----------------------------------------------------------------------------------------------------------------------------------
    Name of Company                               Number of       Percent of     Issuer Book      Owner's        Type of Business
                                                Common Shares       Voting          Value        Book Value
                                                                  Power and        ($000)        ($000)
                                                                  Ownership
                                                                  Interest
-----------------------------------------------------------------------------------------------------------------------------------
               Steuben Gas Storage Company             50              50            11,092         11,092      Rule 58 company
                                                                                                                (gas related)

   KeySpan International Corporation                   10              100          130,523        130,523      non-utility holding
                                                                                                                company

        KeySpan C.I., LTD                              10              100          129,839        129,839      international
                                                                                                                non-utility
                                                                                                                holding company

                  Premier Transco Limited (1)          219,537         24.5          11,944         11,944      international non-
                                                                                                                utility subsidiary

                  KeySpan UK Limited                   100             100           36,265         36,265      international non-
                                                                                                                utility subsidiary
                         Premier Transco
                         Limited (1)                   210,927         25.5          11,944         11,944      international non-
                                                                                                                utility subsidiary

                  Phoenix Natural Gas Limited          1,622,517       24.5          94,080         53,097      FUCO

        KeySpan C.I. II, LTD                           10              100              164            164      international non-
                                                                                                                utility subsidiary

                  Grupo KeySpan, S. de R.L. de C.V.    99.9            99.9             164            164      international non-
                                                                                                                utility subsidiary
                            FINSA Energeticos,
                            S. de R.L. de C.V.          50              50                 0              0     FUCO

   KeySpan Midstream, LLC (2)                          N/A             100          250,103        250,103      non-utility holding
                                                                                                                company

        KeySpan CI Midstream Limited                   500             100          229,775        229,775      international
                                                                                                                non-utility
                                                                                                                holding company


ITEM 1.  SYSTEM COMPANIES AND INVESTMENTS THEREIN AS OF DECEMBER 31, 2002 (Continued)

-----------------------------------------------------------------------------------------------------------------------------------
    Name of Company                               Number of       Percent of     Issuer Book      Owner's        Type of Business
                                                Common Shares       Voting          Value        Book Value
                                                                  Power and        ($000)        ($000)
                                                                  Ownership
                                                                  Interest
-----------------------------------------------------------------------------------------------------------------------------------
   KeySpan Luxembourg S.A.R.L.                     100               100              88,405          88,405      international
                                                                                                                  non-utility
                                                                                                                  holding company

           Nicodama Beheer V.B.V.                  400               100              66,415          66,415      international
                                                                                                                  non-utility
                                                                                                                  holding company

           KS Midstream Finance Co.                999               100                   0               0      international
                                                                                                                  non-utility
                                                                                                                  holding company

                KeySpan Energy Development Co.     100               100              71,435          71,435      international
                                                                                                                  non-utility
                                                                                                                  holding company

                     TNG Liquids Ltd.              100               100               2,557           2,557      international non-
                                                                                                                  utility subsidiary

                           Taylor NGL Limited      1,833,135         19.3%                 A               A      international non-
                           Partnership                                                                            utility subsidiary

         KeySpan Energy Canada                     N/A               68.46           361,654         361,654      international non-
         Partnership (1) (4)                                                                                      utility subsidiary

             Rimbey Pipe Line Co.                  40.6              40.6              8,738           8,738      international non-
                                                                                                                  utility subsidiary

         KeySpan Energy Canada, Inc.               100               100                   6               6      international non-
                                                                                                                  utility subsidiary

            KeySpan Energy Canada                  N/A               0.01            361,654         361,654      international non-
            Partnership (1) (4)                                                                                   utility subsidiary

                       Rimbey Pipe Line Co.        40.6              40.6              8,738           8,738      international non-
                                                                                                                  utility subsidiary


ITEM 1.  SYSTEM COMPANIES AND INVESTMENTS THEREIN AS OF DECEMBER 31, 2002 (Continued)

-----------------------------------------------------------------------------------------------------------------------------------
    Name of Company                               Number of       Percent of     Issuer Book      Owner's        Type of Business
                                                Common Shares       Voting          Value        Book Value
                                                                  Power and        ($000)        ($000)
                                                                  Ownership
                                                                  Interest
-----------------------------------------------------------------------------------------------------------------------------------
                        KeySpan Energy                100              100             (2,345)       (2,345)    international non-
                        Facilities Limited                                                                      utility subsidiary

                        Solex Production Ltd.         100              100             118,360       118,360    international non-
                                                                                                                utility subsidiary

                          KeySpan Energy Canada       N/A              31.53           361,654       361,654    international non-
                          Partnership (1) (4)                                                                   utility subsidiary

                              Rimbey Pipe Line Co.    40.6             40.6              8,738         8,738    international non-
                                                                                                                utility subsidiary

      LILCO Energy Systems, Inc.                      40               100               3,246         3,246    Rule 58 company
                                                                                                                (energy related)
             Iroquois Gas Transmission System,
             L.P. (1) (3)                             N/A              1%              232,073         1,252    Rule 58 company
                                                                                                                (energy related)
                       Iroquois Pipeline
                       Operating Company (1)          100              100% by               A             A    Rule 58 company
                                                                       Iroquois Gas                             (energy related)
                                                                       Transmission
                                                                       System, L.P.
  KeySpan-Glenwood Energy Center, LLC (2)             N/A              100               1,926         1,926    EWG
  Unsecured debt                                                                        83,799        83,799

  KeySpan-Port Jefferson Energy Center, LLC (2)       N/A              100               1,697         1,697    EWG
  Unsecured debt                                                                        91,598        91,598

  KeySpan Natural Fuels, LLC (1) (2)                  N/A              1                 2,617         2,617    Rule 58 company
                                                                                                                (energy related)

      KeySpan LNG GP, LLC (2) (6)                     N/A              100%                 58            58    Rule 58 company
                                                                                                                (energy related)


ITEM 1.  SYSTEM COMPANIES AND INVESTMENTS THEREIN AS OF DECEMBER 31, 2002 (Continued)

-----------------------------------------------------------------------------------------------------------------------------------
    Name of Company                               Number of       Percent of     Issuer Book      Owner's        Type of Business
                                                Common Shares       Voting          Value        Book Value
                                                                  Power and        ($000)        ($000)
                                                                  Ownership
                                                                  Interest
-----------------------------------------------------------------------------------------------------------------------------------
                KeySpan LNG, L.P. (1) (3) (7)       N/A               .5%              27,968        27,968     Rule 58 company
                                                                                                                (energy related)

         KeySpan LNG LP, LLC (2) (8)                N/A               100%             11,443        11,443     Rule 58 company
                                                                                                                (energy related)

                KeySpan LNG, L.P. (3) (7)           N/A               99.5%            27,968        27,968     Rule 58 company
                                                                                                                (energy related)

    KeySpan Ravenswood Services Corp.               200               100              (1,924)       (1,924)    Rule 58 company
                                                                                                                (energy related)

    KeySpan Services, Inc.                          100               100              90,613        90,613     non-utility holding
    Unsecured debt                                                                    156,422       156,422     company
                                                                                                                (SEC reserved
                                                                                                                jurisdiction)

       KeySpan Business Solutions, LLC (2)          N/A               100              26,494        26,494     non-utility holding
       Unsecured debt                                                                  90,100        90,100     company

            Delta KeySpan, LLC (2)                  N/A               100               8,001         8,001     Rule 58 company
            Unsecured debt                                                              7,000         7,000     (energy related)
                                                                                                                (SEC reserved
                                                                                                                jurisdiction)

            Granite State Plumbing &
            Heating, LLC (2)                        N/A               100                 841           841     Rule 58 company
            Unsecured debt                                                                700           700     (energy related)
                                                                                                                (SEC reserved
                                                                                                                jurisdiction)

            Northern Peabody, LLC (2)               N/A               100               1,662         1,662     Rule 58 company
            Unsecured debt                                                              1,100         1,100     (energy related)
                                                                                                                (SEC reserved
                                                                                                                jurisdiction)


ITEM 1.  SYSTEM COMPANIES AND INVESTMENTS THEREIN AS OF DECEMBER 31, 2002 (Continued)

-----------------------------------------------------------------------------------------------------------------------------------
    Name of Company                               Number of       Percent of     Issuer Book      Owner's        Type of Business
                                                Common Shares       Voting          Value        Book Value
                                                                  Power and        ($000)        ($000)
                                                                  Ownership
                                                                  Interest
-----------------------------------------------------------------------------------------------------------------------------------
       KeySpan Energy Management, LLC (2)            N/A            100                35,681         35,681    Rule 58 company
                                                                                                                (energy related)
                                                                                                                (SEC reserved
                                                                                                                jurisdiction)

                      R.D. Mortman, LLC (2)          N/A            100                 7,457          7,457    non-utility
                                                                                                                subsidiary
                                                                                                                (SEC reserved
                                                                                                                jurisdiction)

      WDF Inc. (9)                                   200            100               (50,252)       (50,252)   Rule 58 company
      Unsecured debt                                                                   37,500         37,500    (energy related)
                                                                                                                (SEC reserved
                                                                                                                jurisdiction)

                  KSI Contracting, LLC (2)           N/A            100                    __             __    non-utility
                                                                                                                subsidiary
                                                                                                                (SEC reserved
                                                                                                                jurisdiction)

                  KSI Electrical, LLC (2)            N/A            100                (2,471)        (2,471)   non-utility
                                                                                                                subsidiary
                                                                                                                (SEC reserved
                                                                                                                jurisdiction)

                  KSI Mechanical, LLC (2)            N/A            100               (80,523)       (80,523)   non-utility
                                                                                                                subsidiary
                                                                                                                (SEC reserved
                                                                                                                jurisdiction)

       Binsky & Snyder Service, LLC (2)              N/A            100                 1,559          1,559    Rule 58 company
                                                                                                                (energy related)
                                                                                                                (SEC reserved
                                                                                                                jurisdiction)


ITEM 1.  SYSTEM COMPANIES AND INVESTMENTS THEREIN AS OF DECEMBER 31, 2002 (Continued)

-----------------------------------------------------------------------------------------------------------------------------------
    Name of Company                               Number of       Percent of     Issuer Book        Owner's        Type of Business
                                                Common Shares       Voting          Value          Book Value
                                                                  Power and        ($000)            ($000)
                                                                  Ownership
                                                                  Interest
------------------------------------------------------------------------------------------------------------------------------------
       Binsky & Snyder, LLC (2)                        N/A            100                22,705       22,705    Rule 58 company
       Unsecured debt                                                                    22,500       22,500    (energy related)
                                                                                                                (SEC reserved
                                                                                                                jurisdiction)

                   Binsky & Snyder
                   Plumbing, LLC (2)                   N/A            100                     0            0    Rule 58 company
                                                                                                                (energy related)
                                                                                                                (SEC reserved
                                                                                                                jurisdiction)

        Paulus, Sokolowski and Sartor, LLC (2)         N/A            100                15,081       15,081    Rule 58 company
        Unsecured debt                                                                   21,300       21,300    (energy related)
                                                                                                                (SEC reserved
                                                                                                                jurisdiction)

                   KeySpan Engineering
                   Associates, Inc.                 28,934            100                (1,296)      (1,296)   non-utility
                                                                                                                subsidiary
                                                                                                                (SEC reserved
                                                                                                                jurisdiction)

   KeySpan Communications Corp.                        200            100                 9,764        9,764    non-utility
   Unsecured debt                                                                        20,000       20,000    subsidiary
                                                                                                                (SEC reserved
                                                                                                                jurisdiction)

   KeySpan Energy Supply, Inc.                         100            100                34,429       34,429    Rule 58 company
   Unsecured debt                                                                        15,000       15,000    (energy related)
                                                                                                                (SEC reserved
                                                                                                                jurisdiction)

   KeySpan Home Energy Services, LLC (2)               N/A            100                                       non-utility
   Unsecured debt                                                                        50,096       50,096    subsidiary


ITEM 1.  SYSTEM COMPANIES AND INVESTMENTS THEREIN AS OF DECEMBER 31, 2002 (Continued)

-----------------------------------------------------------------------------------------------------------------------------------
    Name of Company                               Number of       Percent of     Issuer Book      Owner's        Type of Business
                                                Common Shares       Voting          Value        Book Value
                                                                  Power and        ($000)          ($000)
                                                                  Ownership
                                                                  Interest
-----------------------------------------------------------------------------------------------------------------------------------
                 KeySpan Energy Services, Inc.         100             100            32,451         32,451     Rule 58 company
                                                                                                                (energy related)
                                                                                                                (SEC reserved
                                                                                                                jurisdiction)

                 KeySpan Energy Solutions, LLC (2)     N/A             100            (3,473)        (3,473)    Rule 58 company
                 Unsecured debt                                                        4,000          4,000     (energy related)
                                                                                                                (SEC reserved
                                                                                                                jurisdiction)

                         KeySpan Plumbing
                         Solutions, Inc.                10             100             1,794          1,794     Rule 58 company
                                                                                                                (energy related)
                                                                                                                (SEC reserved
                                                                                                                jurisdiction)

                         KeySpan Plumbing & Heating    N/A             100               (81)           (81)    Rule 58 company
                               Solutions, LLC (2)                                                               (energy related)
                                                                                                                (SEC reserved
                                                                                                                jurisdiction)

                    KeySpan Home Energy Services       N/A             100             9,701          9,701     Rule 58 company
                    (New England), LLC (2)                                                                      (energy related)
                                                                                                                (SEC reserved
                                                                                                                jurisdiction)

         Fritze KeySpan, LLC (2)                       N/A             100            11,417         11,417     Rule 58 company
         Unsecured debt                                                               14,500         14,500     (energy related)
                                                                                                                (SEC reserved
                                                                                                                jurisdiction)

                        Active Conditioning,
                        LLC (2)                        2,500           100             1,422          1,422     Rule 58 company
                        Unsecured debt                                                 1,400          1,400     (energy related)
                                                                                                                (SEC reserved
                                                                                                                jurisdiction)


ITEM 1.  SYSTEM COMPANIES AND INVESTMENTS THEREIN AS OF DECEMBER 31, 2002 (Continued)

-----------------------------------------------------------------------------------------------------------------------------------
    Name of Company                               Number of       Percent of     Issuer Book      Owner's        Type of Business
                                                Common Shares       Voting          Value        Book Value
                                                                  Power and        ($000)          ($000)
                                                                  Ownership
                                                                  Interest
-----------------------------------------------------------------------------------------------------------------------------------
        KeySpan Technologies Inc.                    200             100              (7,229)         (7,229)    Rule 58 company
                                                                                                                 (energy related)

          MyHomeGate, Inc.                           100             100                   __              __    Rule 58 company
                                                                                                                 (energy related)

          KeySpan Telemetry Solutions, LLC (2)       N/A             100                   __              __    Rule 58 company
                                                                                                                 (energy related)

          Enporian, Inc.                             2,139,000       12.5                   A               A    Rule 58 company
                                                                                                                 (energy related)

        KeySpan MHK, Inc.                            100             100                  475             475    ETC

          myHomeKey.com, Inc.                        __              25                     A               A    ETC

   KSNE, LLC (2) (10)                                N/A             100                    0               0    Rule 58 company
                                                                                                                 (energy related)

         KeySpan New England, LLC (1) (2) (11)       N/A             1              1,056,550       1,026,550    exempt holding
                                                                                                                 company

   KeySpan New England, LLC (1) (2)  (11)            N/A             99                                          Rule 58 company
   Unsecured debt                                                                   1,026,550       1,026,550    (energy related)

       EnergyNorth Natural Gas, Inc.                 120,000         100              151,041         151,041    gas utility company
         Unsecured debt                                                                40,000          40,000

          Boundary Gas, Inc. (1)                     3.74            3.74                   0               0    Rule 58 company
                                                                                                                 (energy related)

          Alberta Northeast Gas Ltd. (1)             12              1.5                    0               0    Rule 58 company
                                                                                                                 (energy related)

       Transgas, Inc.                                32,000          100               11,373          11,373    Rule 58 company
                                                                                                                 (gas related)


ITEM 1.  SYSTEM COMPANIES AND INVESTMENTS THEREIN AS OF DECEMBER 31, 2002 (Continued)

-----------------------------------------------------------------------------------------------------------------------------------
    Name of Company                               Number of       Percent of     Issuer Book      Owner's        Type of Business
                                                Common Shares       Voting          Value        Book Value
                                                                  Power and        ($000)          ($000)
                                                                  Ownership
                                                                  Interest
-----------------------------------------------------------------------------------------------------------------------------------
       Boston Gas Company d/b/a KeySpan             514,184         100            579,353          579,353     gas utility company
       Energy Delivery New England
       Unsecured debt                                                              801,081          801,081

          Boundary Gas, Inc. (1)                    12.6            12.6                 0                0     Rule 58 company
                                                                                                                (energy related)
       Colonial Gas Company d/b/a KeySpan
       Energy Delivery New England                  100             100            267,280          267,280     gas utility company
       Unsecured debt                                                              332,736          332,736

       Essex Gas Company d/b/a KeySpan
       Energy Delivery New England                  100             100             66,312           66,312     gas utility company
       Unsecured debt                                                              102,908          102,908

          Boundary Gas, Inc. (1)                    1.94            1.94                 0                0     Rule 58 company
                                                                                                                (energy related)

       AMR Data Corporation                         100             100               (429)            (429)    non-utility
                                                                                                                subsidiary

       Eastern Associated Securities Corp.*         100             100             (7,037)          (7,037)    non-utility
                                                                                                                subsidiary
                                                                                                                (SEC reserved
                                                                                                                jurisdiction)

       Eastern Energy Systems Corp.*                100             100             (2,892)          (2,892)    non-utility
                                                                                                                subsidiary

       Eastern Rivermoor Company, Inc.*             100             100                (59)             (59)    non-utility
                                                                                                                subsidiary


ITEM 1.  SYSTEM COMPANIES AND INVESTMENTS THEREIN AS OF DECEMBER 31, 2002 (Continued)

-----------------------------------------------------------------------------------------------------------------------------------
    Name of Company                               Number of       Percent of     Issuer Book      Owner's        Type of Business
                                                Common Shares       Voting          Value        Book Value
                                                                  Power and        ($000)          ($000)
                                                                  Ownership
                                                                  Interest
-----------------------------------------------------------------------------------------------------------------------------------
       Eastern Urban Services, Inc.*               100              100             (4,716)        (4,716)      non-utility
                                                                                                                subsidiary
                                                                                                                (SEC reserved
                                                                                                                jurisdiction)

       Mystic Steamship Corporation*               10               100               (745)          (745)      non-utility
                                                                                                                company

       PCC Land Company, Inc.                      5,000            100               1,995          1,995      non-utility
                                                                                                                company
                                                                                                                (SEC reserved
                                                                                                                jurisdiction)

       Philadelphia Coke Co., Inc.*                1,000            100             (1,776)        (1,776)      non-utility
                                                                                                                company

       Western Associated Energy Corp.*            100              100                   0              0      non-utility
                                                                                                                company


N/A  means not applicable
-    means the information is not available
*    means the company is inactive
"A" means this entity is not 50% or greater owned by KeySpan and therefor the information is not available.

FOOTNOTES

(1) Subsidiaries of more than one system company are:


System Company                        System Company Owners                     Investment by Owners
--------------                        ---------------------                     --------------------
Boundary Gas, Inc.                    36.09% by The Brooklyn                    Reported above (Item 1 of the
                                      Union Gas Co. d/b/a KeySpan               Form U5S)
                                      Energy Delivery New York

                                      12.6% by Boston Gas                       Reported above (Item 1 of the
                                      Company d/b/a KeySpan                     Form U5S)
                                      Energy Delivery New England

                                      3.74% by EnergyNorth Natural              Reported above (Item 1 of the
                                      Gas, Inc. d/b/a KeySpan                   Form U5S)
                                      Energy Delivery New England

                                      3.01% by KeySpan Gas East                 Reported above (Item 1 of the
                                      Corporation d/b/a KeySpan                 Form U5S)
                                      Energy Delivery Long Island

                                      1.94% by Essex Gas Company                Reported above (Item 1 of the
                                      d/b/a KeySpan Energy                      Form U5S)
                                      Delivery New England
Iroquois Gas Transmissions            18.49% by The Brooklyn                    Reported above (Item 1 of the
Systems, L.P.                         Union Gas Co. d/b/a KeySpan               Form U5S)
                                      Energy Delivery New York

                                      1% by LILCO Energy Systems,               Reported above (Item 1 of the
                                      Inc.                                      Form U5S)

Iroquois Pipeline Operating           100% by Iroquois Gas                      Reported above (Item 1 of the
Company                               Transmission System, L.P.                 Form U5S)
                                      (appears under the chart in two
                                      places because Iroquois Gas
                                      Transmissions Systems, L.P. is
                                      owned by more than one
                                      system company)


                                       14

Alberta Northeast Gas, Ltd.           28.1% by The Brooklyn Union               Reported above (Item 1 of the
                                      Gas Co. d/b/a KeySpan Energy              Form U5S)
                                      Delivery New York

                                      1.5% by EnergyNorth Natural               Reported above (Item 1 of the
                                      Gas, Inc. d/b/a KeySpan                   Form U5S)
                                      Energy Delivery New England

KeySpan Natural Fuels,                99% by KeySpan Energy                     Reported above (Item 1 of the
LLC                                   Corporation                               Form U5S)

                                      1% by KeySpan Energy                      Reported above (Item 1 of the
                                      Development Corporation                   Form U5S)

Premier Transco Limited               24.5% by KeySpan C.I., Ltd.               Reported above (Item 1 of the
                                                                                Form U5S)
                                      25.5% by KeySpan UK
                                      Limited                                   Reported above (Item 1 of the
                                                                                Form U5S)

KeySpan Energy Canada                 68.46% by KeySpan Energy                  Reported above (Item 1 of the
Partnership                           Development Co.                           Form U5S)

                                      31.53% by Solex Production                Reported above (Item 1 of the
                                      Ltd.                                      Form U5S)

                                      .01% by KeySpan Energy                    Reported above (Item 1 of the
                                      Canada, Inc.                              Form U5S)

KeySpan New England,                  99% by KeySpan Corporation                Reported above (Item 1 of the
LLC                                                                             Form U5S)
                                      1% by KSNE
                                                                                Reported above (Item 1 of the
                                                                                Form U5S)


                                       15


KeySpan LNG, L.P.                     99.5% by KeySpan LNG LP,                  Reported above (Item 1 of the
                                      LLC                                       Form U5S)

                                      .5% by KeySpan LNG GP,                    Reported above (Item 1 of the
                                      LLC                                       Form U5S)



(2) Subsidiaries that are organized as limited liability companies are:



Name of Subsidiary                          Type of Organizational Structure                      Equity Investment
------------------                          --------------------------------                      -----------------
KeySpan Corporate Services LLC              Limited liability company                             Reported above (Item 1 of the Form
                                                                                                  U5S)

KeySpan Utility Services LLC                Limited liability company                             Reported above (Item 1 of the Form
                                                                                                  U5S)

KeySpan Generation LLC                      Limited liability company                             Reported above (Item 1 of the Form
                                                                                                  U5S)

KeySpan Electric Services, LLC              Limited liability company                             Reported above (Item 1 of the Form
                                                                                                  U5S)

KeySpan Energy Trading Services LLC         Limited liability company                             Reported above (Item 1 of the Form
                                                                                                  U5S)

KeySpan Natural Fuels, LLC                  Limited liability company                             Reported above (Item 1 of the Form
                                                                                                  U5S)

Northeast Gas Markets, LLC                  Limited liability company                             Reported above (Item 1 of the Form
                                                                                                  U5S)


                                       16




KeySpan Islander East Pipeline, LLC         Limited liability company                             Reported above (Item 1 of the Form
                                                                                                  U5S)
Islander East Pipeline Company, LLC         Limited liability company                             Reported above (Item 1 of the Form
                                                                                                  U5S)
KeySpan Midstream, LLC                      Limited liability company                             Reported above (Item 1 of the Form
                                                                                                  U5S)
KeySpan-Glenwood Energy Center, LLC         Limited liability company                             Reported above (Item 1 of the Form
                                                                                                  U5S)
KeySpan-Port Jefferson Energy Center,       Limited liability company                             Reported above (Item 1 of the Form
LLC                                                                                               U5S)
KeySpan Exploration and Production          Limited liability company                             Reported above (Item 1 of the Form
LLC                                                                                               U5S)
KeySpan Business Solutions, LLC             Limited liability company                             Reported above (Item 1 of the Form
                                                                                                  U5S)
Delta KeySpan, LLC                          Limited liability company                             Reported above (Item 1 of the Form
                                                                                                  U5S)
Granite State Plumbing & Heating, LLC       Limited liability company                             Reported above (Item 1 of the Form
                                                                                                  U5S)
Northern Peabody, LLC                       Limited liability company                             Reported above (Item 1 of the Form
                                                                                                  U5S)
KeySpan Energy Management, LLC              Limited liability company                             Reported above (Item 1 of the Form
                                                                                                  U5S)
R.D. Mortman, LLC                           Limited liability company                             Reported above (Item 1 of the Form
                                                                                                  U5S)


                                       17




KSI Contracting, LLC                        Limited liability company                             Reported above (Item 1 of the Form
                                                                                                  U5S)
KSI Electrical, LLC                         Limited liability company                             Reported above (Item 1 of the Form
                                                                                                  U5S)
KSI Mechanical, LLC                         Limited liability company                             Reported above (Item 1 of the Form
                                                                                                  U5S)
Binsky & Snyder Service, LLC                Limited liability company                             Reported above (Item 1 of the Form
                                                                                                  U5S)
Binsky & Snyder, LLC                        Limited liability company                             Reported above (Item 1 of the Form
                                                                                                  U5S)
Binsky & Snyder Plumbing, LLC               Limited liability company                             Reported above (Item 1 of the Form
                                                                                                  U5S)
Paulus, Sokolowski and Sartor, LLC          Limited liability company                             Reported above (Item 1 of the Form
                                                                                                  U5S)
KeySpan Home Energy Services, LLC           Limited liability company                             Reported above (Item 1 of the Form
                                                                                                  U5S)
KeySpan Energy Solutions, LLC               Limited liability company                             Reported above (Item 1 of the Form
                                                                                                  U5S)
KeySpan Plumbing & Heating Solutions,       Limited liability company                             Reported above (Item 1 of the Form
LLC                                                                                               U5S)
KeySpan Home Energy Services (New           Limited liability company                             Reported above (Item 1 of the Form
England), LLC                                                                                     U5S)
Fritze KeySpan, LLC                         Limited liability company                             Reported above (Item 1 of the Form
                                                                                                  U5S)


                                       18




Active Conditioning, LLC                    Limited liability company                             Reported above (Item 1 of the Form
                                                                                                  U5S)
KeySpan Telemetry Solutions, LLC            Limited liability company                             Reported above (Item 1 of the Form
                                                                                                  U5S)
KeySpan LNG GP, LLC                         Limited liability company                             Reported above (Item 1 of the Form
                                                                                                  U5S)
KeySpan LNG LP, LLC                         Limited liability company                             Reported above (Item 1 of the Form
                                                                                                  U5S)
KSNE, LLC                                   Limited liability company                             Reported above (Item 1 of the Form
                                                                                                  U5S)
KeySpan New England, LLC                    Limited liability company                             Reported above (Item 1 of the Form
                                                                                                  U5S)
KeySpan-Ravenswood, LLC                     Limited liability company                             Reported above (Item 1 of the Form
                                                                                                  U5S)

3) The following entities are organized as limited partnerships:


( Iroquois Gas Transmission System, L.P.   Limited partnership                                   Reported above (Item 1 of the Form
                                                                                                 U5S)
                                           The names and percent of voting power
                                           and ownership interest of the partners
                                           are:

                                           TransCanada Iroquois Ltd. 29% general
                                           partnership interest

                                           Dominion Iroquois, Inc. 24.72% general
                                           partnership interest

                                           North East Transmission Co.
                                           18.07% general partnership interest (and a
                                           1.33% limited partnership interest)

                                           TCPL Northeast Ltd.  11.96% general
                                           partnership interest

                                           JMC-Iroquois, Inc. 4.46% general
                                           partnership interest (and a .41% limited
                                           partnership interest)

                                           TEN Transmission Co. 4.87% general
                                           partnership interest (and a 1.33% limited
                                           partnership interest)

                                           NJNR Pipeline Co. 3.28% general
                                           partnership interest

                                           LILCO Energy Systems, Inc. owns a
                                           1.00%
                                           general partnership interest

                                           Iroquois Pipeline Investment, LLC .84% general
                                           partnership interest


                                       20




Adrian Associates L.P.                     Limited partnership                                   Reported above (Item 1 of the Form
                                                                                                 U5S)
                                           The names and percent of voting power
                                           and ownership interest of the partners
                                           are:

                                            Arlington Storage Corporation 39.39
                                            general partnership interest

                                           KeySpan Energy Development
                                           Corporation 33.33% limited partnership
                                           interest

                                           John Hancock Corp. 13.34% limited
                                           partnership interest

                                           Honeoye Storage Corporation 13.34%
                                           limited partnership interest

Arlington Associates L.P.                  Limited partnership                                   Reported above (Item 1 of the Form
                                                                                                 U5S)
                                           The names and percent of voting power
                                           and ownership interest of the partners
                                           are:

                                           Arlington Storage Corporation 1% general
                                           partnership

                                           Adrian Associates 99% limited
                                           partnership


                                       21





KeySpan LNG, L.P.                          The names and percent of voting power                 Reported above (Item 1 of the Form
                                           and ownership interest of the partners                U5S)
                                           are:

                                           KeySpan LNG GP, LLC .5% general
                                           partnership

                                           KeySpan LNG LP, LLC 99.5% limited
                                           partnership




(4) The following entity is organized as a partnership:


KeySpan Energy Canada Partnership         Partnership                                            Reported above (Item 1 of the Form
                                                                                                 U5S)
                                          The names and percent of voting power
                                          and ownership interest of the partners
                                          are:

                                          68.46% by KeySpan Energy Development
                                          Co.

                                          31.53% by Solex Production Ltd.

                                          .01% by KeySpan Energy Canada, Inc.



(5) KeySpan-Ravenswood, LLC was incorporated in the State of New York on June 19, 2002. KeySpan-Ravenswood, Inc. merged with and into KeySpan-Ravenswood, LLC on June 27, 2002 resulting in KeySpan-Ravenswood, Inc. being the non-surviving entity and therefore ceasing to exist as a company. KeySpan-Ravenswood, LLC's business is to hold the interests related to 2,200 megawatt generation facility in New York City.

     KeySpan Ravenswood, Inc. has an arrangement with LIC Funding, LLC, a variable interest, unaffiliated financing entity through which it leases a portion of the Ravenswood generating facility. KeySpan Ravenswood, Inc. is the primary beneficiary of the variable interest entity. In order to reduce the initial cash requirements, KeySpan Ravenswood, Inc. entered into a lease agreement (the "Master Lease") with LIC Funding, LLC that acquired a portion of the facility, or three steam generating units, directly from Consolidated Edison and leased it to a KeySpan Ravenswood, Inc. The variable interest unaffiliated financing entity acquired the property for $425 million, financed with debt of $412.3 million (97% of capitalization) and equity of $12.7 million (3% of capitalization). Monthly lease payments equal the monthly interest expense on the debt securities. The Master Lease currently qualifies as an operating lease for financial reporting purposes while preserving our ownership of the facility for federal and state income tax purposes. The initial term of the Master Lease expires on June 20, 2004 and may be extended until June 20, 2009. In June 2004, KeySpan Ravenswood, Inc. has the right to either purchase the facility at the original acquisition cost of $425 million plus the present value of the lease payments that would otherwise have been paid through June 20, 2009, or terminate the Master Lease and dispose of the facility. If the Master Lease is terminated, KeySpan Corporation has guaranteed an amount equal to 83% of the original acquisition cost plus the present value of the lease payments that would have otherwise been paid through June 20, 2009. In June 2009, when the Master Lease terminates, KeySpan Ravenswood, Inc. may purchase the facility in an amount equal to the original acquisition cost, subject to adjustments, or surrender the facility to the lessor. If KeySpan Ravenswood, Inc. elects not to purchase the facility, the lessor will sell the property; we have guaranteed the lessor 84% of the original acquisition cost.

(6) KeySpan LNG GP, LLC was incorporated in the State of Delaware on November 26, 2002. Its business purpose is to be the general partner of KeySpan LNG, L.P.

(7) KeySpan LNG, L.P. was acquired under the name Algonquin LNG, L.P. by KeySpan LNG LP, LLC (99.5%) and KeySpan LNG GP, LLC (.5%) on December 12, 2002. Algonquin LNG, Inc. was incorporated on December 3, 1971. It was converted to a limited partnership on October 17, 2002 and became known as Algonquin LNG, L.P. Its principal business is to own a 60,000 barrel liquified natural gas storage and recieving facility located in Providence, Rhode Island.

(8) KeySpan LNG LP, LLC was incorporated in the State of Delaware on November 26, 2002. Its business purpose is to be the limited partner of KeySpan LNG, L.P.

(9) Fourth Avenue Enterprise Piping, LLC merged with and into WDF, Inc. on July 2, 2002 resulting in Fourth Avenue Enterprise Piping, LLC being the non-surviving entity and therefore ceasing to exist as a company.

(10) KSNE, LLC was incorporated in the State of Delaware on May 13, 2002. Its principal business is to act as a holding company for an interest in KeySpan New England, LLC. Pursuant to Massachusetts law a limited liability company must have at least two members, therefore KSNE, LLC and KeySpan Corporation are the two members of KeySpan New England, LLC.

(11) KeySpan New England, LLC was incorporated in the State of Massachusetts on May 30, 2002. On May 31, 2002 Eastern Enterprises merged with and into KeySpan New England, LLC resulting in Eastern Enterprises being the non-surviving entity and therefore ceasing to exist as a company.



The following subsidiaries were dissolved or sold during 2002:

(12) KeySpan Cross Bay, LLC was dissolved on April 19, 2002.

(13) GTM Energy was dissolved on August 13, 2002.

(14) Midland Enterprises and its direct and indirect subsidiaries, Capital Marine Supply, Inc., Chotin Transportation, Inc., Eastern Associated Terminals Company, Federal Barge Lines, Inc., River Fleets, Inc., Hartley Marine Corp., Minnesota Harbor Service, Inc., The Ohio River Company, The Ohio River Company Traffic Division , Inc., The Ohio River Terminals Company, Orgulf Transport Co., Orsouth Transport Co., Port Allen Marine Service Inc., Red Circle Transport Co., and West Virginia Terminals, Inc. were sold on July 2, 2002.

(15) Cross Bay Pipeline Co., LLC was dissolved on December 4, 2001.

(16) Fourth Avenue Enterprise Piping, LLC ceased to exist as a result of a merger with and into WDF, Inc. on July 2, 2002.

(17) KeySpan-Ravenswood, Inc. ceased to exist as a result of a merger with and into KeySpan-Ravenswood, LLC on June 27, 2002.


(18) Eastern Enterprises ceased to exist as a result of a merger with and into KeySpan New England, LLC on May 31, 2002.

ITEM 2.  ACQUISITIONS OR SALES OF UTILITY ASSETS

                                                        Brief Description
Name of Company                Consideration            of Transaction                      Location                 Exemption
-----------------------        -----------------        ----------------------              -----------              -------------
Colonial Gas Company           $1,928,738               Sale of a portion of                Plymouth, MA             Rule 44 (b)
                                                        distribution system to NStar


ITEM 3.  ISSUE, SALE, PLEDGE, GUARANTEE OR ASSUMPTION OF SYSTEM SECURITIES

KeySpan Corporation (the "Company" or "KeySpan") completed an offering of publicly traded equity units on May 24, 2002. The Company successfully executed an over-allotment option of 15% of the offering for a total of 9.2 million equity units, or $460 million.

Each equity unit consists of a KeySpan senior unsecured note with a principal amount of $50 and a stock purchase contract to purchase KeySpan common stock in the future. The total distributions on the equity units will be at an annual rate of 8.75%, consisting of interest on the note and payments under the contract. The note has a term of 6 years, with a re-marketing in the third year. The stock purchase contract requires the holder to purchase KeySpan common stock in three years based on a range of prices between $35.30 and $42.36. This range reflects the closing price of KeySpan common stock on the New York Stock Exchange on April 30, 2002 and a 20% premium over that price. The settlement date of the purchase contract will occur on May 16, 2005. The purchase price of each unit in the over-allotment is $50--the same as the original offering price. The securities are listed on the New York Stock Exchange under the symbol "KSE PrA."

J.P. Morgan Securities Inc. acted as sole book-runner and lead manager, and Lehman Brothers and Merrill Lynch & Co. were senior co-managers. Goldman, Sachs & Co., Credit Lyonnais Securities (USA) Inc., Scotia Capital, and The Williams Capital Group, L.P. were co-managers on the offering. The offering was made under KeySpan's effective shelf registration statement filed with the Securities and Exchange Commission and pursuant to the Commission's Financing Order dated November 8, 2000 (Holding Co. Act Release No. 27272 in File No. 70-9699).


ITEM 4.  ACQUISITION, REDEMPTION OR RETIREMENT OF SYSTEM SECURITIES

                                 Name of Company                                          Extinguished (EXT)
Name of Issuer and               Acquiring, Redeeming or                                  or Held (H) for        Authorization
Title of Issue                   Retiring Securities                 Consideration        Further Disposition    or Exemption
------------------------         ------------------------------      -----------------    ---------------------  -----------------
Colonial Gas Company             Colonial Gas Company                $15,266,725          EXT                    Rule 42
  First Mortgage MTN
    6.81% Series A-6

EnergyNorth Natural Gas, Inc.    EnergyNorth Natural Gas, Inc.       $  106,504.67        EXT                    Rule 42
  Bond - 6th Series E 7.40%

EnergyNorth Natural Gas, Inc.    EnergyNorth Natural Gas, Inc.       $  333,333.33        EXT                    Rule 42
  Sinking Bond
    4th Series D 8.44%

ITEM 5.  INVESTMENTS IN SECURITIES OF NONSYSTEM COMPANIES

1. Aggregate amount of investments in persons operating in the retail service area of the owner or of its subsidiaries.

                    Aggregate Amount of Investments            Number of                Description of
Name of             in Persons (Entities), Operating in         Persons                  Persons
Company             Retail Service Area of Owner               (Entities)               (Entities)
------------        --------------------------------------  ----------------         -----------------

None.

2. Securities owned not included in 1 above.

Name of                                     Nature of         Description            Number        Percent of           Owner's
Company          Name of Issuer         Issuers's Business    of Securities        of Shares      Voting Power         Book Value
------------   -------------------    ----------------------  ---------------     ------------   -----------------   ---------------

None.


ITEM 6.  OFFICERS AND DIRECTORS

Part I.  As of December 31, 2002:

   Position                                 Code
   --------------                           -----------
   Director                                 D
   Chairman of the Board                    CB
   Vice Chairman of the Board               VCB
   President                                P
   Chief Executive Officer                  CEO
   Chief Operating Officer                  COO
   Chief Information Officer                CIO
   Executive Vice President                 EVP
   Senior Vice President                    SVP
   Vice President                           VP
   Controller                               C
   Secretary                                S
   Assistant Secretary                      AS
   Treasurer                                T
   Assistant Treasurer                      AT
   General Counsel                          GC
   Deputy General Counsel                   DGC
   Chief Financial Officer                  CFO
   Chief Accounting Officer                 CAO
   Manager                                  M
   Clerk                                    CL
   Assistant Clerk                          ACL
   Master Electrician                       ME
   Master Plumber                           MP
   Master Gas Fitter                        MGF
   Administrator                            A
   Chief Gas Engineer                       CGE
   General Auditor                          GA
   Chief Strategy Officer                   CSO
   Chief Risk Officer                       CRO
   Chief Administrative Officer             CADO

The principal business address of the officer's or director's listed below is the same as indicated in their respective company heading.



KeySpan Corporation
One MetroTech Center
Brooklyn, New York 11201

           Name and Principal Address                             Position
           ------------------------------------                   -----------
           Robert B. Catell                                       CEO, CB, D
           Robert J. Fani                                         P
           Wallace P. Parker Jr.                                  P
           John A. Caroselli                                      EVP
           Anthony Nozzolillo                                     EVP
           Lenore F. Puleo                                        EVP
           Nickolas Stavropoulos                                  EVP
           Steven L. Zelkowitz                                    EVP, CADO
           Gerald Luterman                                        EVP, CFO
           Ronald S. Jendras                                      VP, C, COA
           Richard A. Rapp, Jr.                                   VP, S, DGC
           Michael J. Taunton                                     VP, T
           Andrea S. Christensen                                  D
           Donald H. Elliott                                      D
           Alan H. Fishman                                        D
           J. Atwood Ives                                         D
           James R. Jones                                         D
           James L. Larocca                                       D
           Stephen W. McKessey                                    D
           Edward D. Miller                                       D
           Edward Travaglianti                                    D
           Kamal Dua                                              VP, GA
           John J. Bishar, Jr.                                    SVP, GC


KeySpan Gas East Corporation
175 East Old Country Road
Hicksville, New York 11801

           Name and Principal Address                             Position
           ------------------------------------                   -----------
           Wallace P. Parker Jr.                                  D, P, COO
           John F. Haran                                          SVP
           Anne C. Jordan                                         VP, CFO
           Robert D. Ekholm                                       S
           Paul R. Nick                                           C, CAO
           James G. Holodak                                       T
           Kevin B. Knapp                                         VP

Boundary Gas, Inc.
100 Cummings Center, Suite 457G
Beverly, Massachusetts 01915

           Name and Principal Address                            Position
           ------------------------------------                  -----------
           Robert B. Catell                                      CB, D
           Michael S. Lucy                                       P
           William Luthern                                       VP
           Frederick M. Lowther                                  VP, GC
           Frederric Lebel                                       T
           Lawrence E. Smith                                     S, D
           E. Peter Lougheed                                     D


KeySpan Corporate Services LLC
175 East Old Country Road
Hicksville, New York 11801

           Name and Principal Address                            Position
           ------------------------------------                  -----------
           Lenore F. Puleo                                       D, EVP
           Robert B. Catell                                      CEO
           Robert J. Fani                                        P
           Wallace P. Parker Jr.                                 P
           John A. Caroselli                                     EVP, CSO
           Anthony Nozzolillo                                    EVP
           Steven L. Zelkowitz                                   EVP, CADO
           Joseph F. Bodanza                                     SVP
           Gerald Luterman                                       EVP, CFO
           David J. Manning                                      SVP
           H. Neil Nichols                                       SVP
           Colin P. Watson                                       SVP
           Elaine Weinstein                                      SVP
           William G. Bollbach III                               VP
           Coleen A. Ceriello                                    VP
           Victor P. Courtien                                    VP
           Thomas P. Dargan                                      VP
           Jane A. Fernandez                                     VP
           Barbara Kates-Garnick                                 VP
           Louis A. Iannaccone                                   VP
           Ronald S. Jendras                                     VP, C, CAO
           Anne C. Jordan                                        VP
           Brian R. McCaffrey                                    VP
           Justin C. Orlando                                     VP
           Richard A. Rapp, Jr.                                  VP, S, DGC
           Michael J. Taunton                                    VP, T
           Pamela Adamo                                          VP
           William J. Akley                                      VP
           Dennis W. Carroll                                     VP, C
           Kamal Dua                                             VP, GA
           Ellen M. Greim                                        VP
           Frank L. LaRocca                                      VP
           Richard D. Murphy                                     VP
           Cassandra R. Schultz                                  VP, CRO
           John J. Bishar, Jr.                                   SVP, GC
           John F. Haran                                         SVP
           Nickolas Stavropoulos                                 EVP

KeySpan Utility Services LLC
175 East Old Country Road
Hicksville, New York 11801

           Name and Principal Address                            Position
           ------------------------------------                  -----------
           Wallace P. Parker Jr.                                 D, P, COO
           Charles A. Daverio                                    VP
           Robert P. Moore                                       VP
           Richard A. Rapp, Jr.                                  VP, S
           Michael J. Taunton                                    VP, T
           Ronald S. Jendras                                     VP, C, CAO


KeySpan Generation LLC
175 East Old Country Road
Hicksville, New York 11801

           Name and Principal Address                            Position
           ------------------------------------                  -----------
           Anthony Nozzolillo                                    D, P, COO
           James K. Brennan                                      VP
           Paul R. Nick                                          C
           Richard A. Rapp, Jr.                                  VP, S
           Michael J. Taunton                                    VP, T


KeySpan Electric Services, LLC
175 East Old Country Road
Hicksville, New York 11801

           Name and Principal Address                            Position
           ------------------------------------                  -----------
           Anthony Nozzolillo                                    D, P, COO
           Edward J. Youngling                                   VP
           Richard A. Rapp, Jr.                                  VP, S
           Michael J. Taunton                                    VP, T
           Maryse L. Karsenty                                    VP


KeySpan Energy Trading Services LLC
One MetroTech Center
Brooklyn, New York 11201


           Name and Principal Address                            Position
           ------------------------------------                  -----------
           H. Neil Nichols                                       D
           Charles A. Daverio                                    P
           Richard A. Rapp, Jr.                                  VP, S
           Michael J. Taunton                                    VP, T


KeySpan Exploration and Production LLC
One MetroTech Center
Brooklyn, New York 11201

           Name and Principal Address                           Position
           ------------------------------------                 -----------
           H. Neil Nichols                                      P
           Saiyed Zain Mirza                                    VP, CFO
           Michael J. Nilsen                                    T
           Colleen A. Meade                                     S

KeySpan Engineering & Survey, Inc.
175 East Old Country Road
Hicksville, New York 11801

           Name and Principal Address                        Position
           ------------------------------------              -----------
           Robert M. Kascsak                                 CEO
           Roy D. Hunt                                       CEO
           Ronald S. Jendras                                 VP, C, CAO
           Richard A. Rapp, Jr.                              S
           Michael J. Taunton                                T
           Anthony Nozzolillo                                D


KeySpan-Ravenswood, LLC
One MetroTech Center
Brooklyn, New York 11201

           Name and Principal Address                        Position
           ------------------------------------              -----------
           Howard A. Kosel, Jr.                              P, D
           James K. Brennan                                  VP
           Richard A. Rapp, Jr.                              VP, S
           Michael J. Taunton                                VP, T
           Robert T. Guellich                                AS, AT
           Paul R. Nick                                      C


KeySpan Energy Corporation
One MetroTech Center
Brooklyn, New York 11201

           Name and Principal Address                        Position
           ------------------------------------              -----------
           Robert B. Catell                                  P, CEO, D
           Richard A. Rapp, Jr.                              VP, S
           Michael J. Taunton                                VP, T


The Brooklyn Union Gas Company
One MetroTech Center
Brooklyn, New York 11201

           Name and Principal Address                        Position
           ------------------------------------              -----------
           Gerald Luterman                                   EVP, CFO
           Susan L. Fleck                                    VP
           Ronald S. Jendras                                 VP, C, CAO
           Richard A. Rapp, Jr.                              VP, S
           Michael J. Taunton                                VP, T
           Steven A. Vitale                                  VP, CGE
           Robert B. Catell                                  D, P, CEO

North East Transmission Co., Inc.
One MetroTech Center
Brooklyn, New York 11201

           Name and Principal Address                        Position
           ------------------------------------              -----------
           H. Neil Nichols                                   D, P
           Saiyed Zain Mirza                                 D, VP
           Colleen A. Meade                                  S
           Robert T. Guellich                                AS
           Charles A. Daverio                                D
           Michael J. Nilsen                                 T, C


Iroquois Gas Transmission System, L.P.
One Corporate Drive, Suite 606
Shelton, Connecticut 06448

           Name and Principal Address                        Position
           ------------------------------------              -----------
           Craig R. Frew                                     P
           Paul Bailey                                       VP, CFO
           Jeffrey A. Bruner                                 VP, S, GC
           Charles Daverio                                   D
           James M. Lane                                     D
           Herbert A. Rakebrand III                          VP
           David J. Warman                                   VP
           Paul D. Koonce                                    D
           Peter Lund                                        D
           Paul MacGregor                                    D
           Larry S. McGaughy                                 D
           Joseph P Shields                                  D


Iroquois Pipeline Operating Company
One Corporate Drive, Suite 606
Shelton, Connecticut 06448

           Name and Principal Address                        Position
           ------------------------------------              -----------
           Craig R. Frew                                     P
           Paul Bailey                                       VP, CFO
           Jeffrey A. Bruner                                 VP, S, GC
           Charles Daverio                                   D
           James M. Lane                                     D
           Herbert A. Rakebrand III                          VP
           David J. Warman                                   VP
           Paul D. Koonce                                    D
           Peter Lund                                        D
           Paul MacGregor                                    D
           Larry S. McGaughy                                 D
           Joseph P Shields                                  D





Alberta Northeast Gas, Ltd.
100 Cummings Center, Suite 457G
Beverly, Massachusetts 01915

           Name and Principal Address                        Position
           ------------------------------------              -----------
           Robert B. Catell                                  CB, D

           Michael S. Lucy                                   P
           William Luthern                                   VP
           Frederick M. Lowther                              VP, GC
           Frederric Lebel                                   T
           Lawrence E. Smith                                 S, D
           E. Peter Lougheed                                 D


KeySpan Natural Fuels, LLC
One MetroTech Center
Brooklyn, New York 11201

           Name and Principal Address                        Position
           ------------------------------------              -----------
           H. Neil Nichols                                   P, D
           Saiyed Zain Mirza                                 VP, D
           Michael J. Nilsen                                 T, C
           Colleen A. Meade                                  S
           Robert T. Guellich                                AS


Island Energy Services Co., Inc.
175 East Old Country Road
Hicksville, New York 11801

           Name and Principal Address                        Position
           ------------------------------------              -----------
           Edward J. Youngling                               P, D
           Joseph G. Pradas,                                 VP
           Timothy P. Kiernan                                T
           Alfred C. Bereche                                 S, GC


Marquez Development Corp.
175 East Old Country Road
Hicksville, New York 11801

           Name and Principal Address                        Position
           ------------------------------------              -----------
           Edward J. Youngling                               P, D
           David B. Doxsee                                   T
           Alfred C. Bereche                                 S, GC
           Kenneth McCorkle                                  VP


THEC Holdings Corp
One MetroTech Center
Brooklyn, New York 11201

           Name and Principal Address                        Position
           ------------------------------------              -----------
           H. Neil Nichols                                   P, D
           Saiyed Zain Mirza                                 VP, CFO, D
           Michael J. Nilsen                                 T, C
           Colleen A. Meade                                  S
           Robert T. Guellich                                AS
           Robert B. Catell                                  D

The Houston Exploration Co.
1100 Louisiana, Suite 2000
Houston, Texas 77002

           Name and Principal Address                        Position
           ------------------------------------              -----------
           William G. Hargett                                P, CEO, D
           Charles W. Adcock                                 SVP, GM
           Steven L. Muiller                                 SVP, GM
           Tracy Price                                       SVP
           Thomas E. Schwartz                                VP
           James F. Westmoreland                             VP, C, CAO, S
           Robert B. Catell                                  CB, D
           James Q. Riordan                                  D
           Gordon F. Ahalt                                   D
           David G. Elkins                                   D
           H. Neil Nichols                                   D
           Gerald Luterman                                   D
           John H. Karnes                                    SVP, CFO
           Robert J. Fani                                    D
           Donald C. Vaughn                                  D
           Roger B. Rice                                     VP
           Harold R. Hogan, Jr.                              D


Seneca-Upshur Petroleum, Inc.
Route 33 West, P.O. Box 2048
Buckhannon, West Virginia 26201

           Name and Principal Address                        Position
           ------------------------------------              -----------
           William G. Hargett                                P, D
           James F. Westmoreland                             VP, S, D
           Charles Adcock                                    VP, D


GEI Development Corp.
One MetroTech Center
Brooklyn, New York 11201

           Name and Principal Address                        Position
           ------------------------------------              -----------
           H. Neil Nichols                                   P
           Saiyed Zain Mirza                                 VP, D, T
           Colleen A. Meade                                  S
           Anne C. Jordan                                    D
           Michael J. Nilsen                                 C


KeySpan Energy Development Corporation
One MetroTech Center
Brooklyn, New York 11201

           Name and Principal Address                        Position
           ------------------------------------              -----------
           Robert B. Catell                                  CEO, D
           H. Neil Nichols                                   P, D
           Howard A. Kosel                                   SVP
           Saiyed Zain Mirza                                 SVP

           Joseph G. Pradas                                  VP
           Joseph A. Vaszily                                 VP
           Michael J. Nilsen                                 VP
           Robert D. Ekholm                                  S
           Charles A. Daverio                                D
           Robert J. Fani                                    D
           Frederick M. Lowther                              D
           Gerald Luterman                                   D
           James A. Rooney                                   D
           Brian T. McCabe                                   VP


Broken Bridge Corp.
1260 Elm Street
Manchester, New Hampshire 03105

           Name and Principal Address                        Position
           ------------------------------------              -----------
           Colleen A. Meade                                  S
           Michael J. Nilsen                                 T, C
           Brian J. Noone                                    VP
           Saiyed Zain Mirza                                 SVP
           H. Neil Nichols                                   P, D


Energy North Realty, Inc.
1260 Elm Street
Manchester, New Hampshire 03105

           Name and Principal Address                        Position
           ------------------------------------              -----------
           Colleen A. Meade                                  S
           Michael J. Nilsen                                 T, C
           Brian J. Noone                                    VP
           Saiyed Zain Mirza                                 SVP
           H. Neil Nichols                                   P, D


KeySpan North East Ventures, Inc.
One MetroTech Center
Brooklyn, New York 11201

           Name and Principal Address                        Position
           ------------------------------------              -----------
           Colleen A. Meade                                  S
           Michael J. Nilsen                                 T, C
           Joseph Vaszily                                    VP
           Saiyed Zain Mirza                                 SVP
           H. Neil Nichols                                   P, D


Northeast Gas Markets, LLC
100 Cummings Center, Suite 457G
Beverly, MA 01915

           Name and Principal Address                        Position
           ------------------------------------              -----------
           Michael S. Lucy                                   P, CEO, D
           Frederic C. Lebel                                 C

           Anne C. Jordan                                    T
           Robert D. Ekholm                                  S
           Robert B. Catell                                  D
           H. Neil Nichols                                   VCB


KeySpan Islander East Pipeline, LLC
One MetroTech Center
Brooklyn, New York 11201

           Name and Principal Address                        Position
           ------------------------------------              -----------
           H. Neil Nichols                                   P, D
           Saiyed Zain Mirza                                 VP
           Joseph Vaszily                                    VP
           Michael J. Nilsen                                 T, C
           Colleen A. Meade                                  S


Islander East Pipeline Company, LLC
One MetroTech Center
Brooklyn, New York 11201

           Name and Principal Address                        Position
           ------------------------------------              -----------
           KeySpan Islander East Pipeline, LLC               M
           Algonquin Islander East Company, LLC              M


Honeoye Storage Corporation
One State Street, Suite 2000
Boston, Massachusetts 02109

           Name and Principal Address                        Position
           ------------------------------------              -----------
           David A.T. Donohue                                P, D
           James Smoot                                       VP
           Richard A. Norman                                 VP, T
           Jacek Makowski                                    VP, S, D
           Peter Metzger                                     AS
           H. Neil Nichols                                   D
           Joseph Vaszily                                    D
           Charles Daverio                                   D
           Joseph Oates                                      D


Adrian Associates L.P.
535 Boylston Street
Boston, Massachusetts 02116

           Name and Principal Address                        Position
           ------------------------------------              -----------
           David A.T. Donohue                                P, T
           Joseph Shandling                                  VP

Arlington Associates L.P.
535 Boylston Street
Boston, Massachusetts 02116

           Name and Principal Address                        Position
           ------------------------------------              -----------
           David A.T. Donohue                                P, T
           Joseph Shandling                                  VP

Steuben Gas Storage Company
535 Boylston Street
Boston, Massachusetts 02116

           Name and Principal Address                        Position
           ------------------------------------              -----------
           David A.T. Donohue                                P, T
           Joseph Shandling                                  VP, S

KeySpan International Corporation
One MetroTech Center
Brooklyn, New York 11201

           Name and Principal Address                        Position
           ------------------------------------              -----------
           H. Neil Nichols                                   P, D
           Saiyed Zain Mirza                                 VP, D
           Joseph G. Pradas                                  VP, D
           Joseph A. Vaszily                                 VP, D
           Michael J. Nilsen                                 T, C
           Colleen A. Meade                                  S


KeySpan C.I., LTD
One MetroTech Center
Brooklyn, New York 11201

           Name and Principal Address                        Position
           ------------------------------------              -----------
           H. Neil Nichols                                   CB, D
           Joseph A. Vaszily                                 VP
           Michael J. Nilsen                                 T, C
           Colleen A. Meade                                  S
           Robert B. Catell                                  D
           James A. Rooney                                   D


Premier Transco Limited
One MetroTech Center
Brooklyn, New York 11201

           Name and Principal Address                        Position
           ------------------------------------              -----------
           Martin Plackett                                   D
           James A. Rooney                                   D
           Brian Burgess                                     CB
           Christopher Aspden                                M


KeySpan UK Limited
One MetroTech Center
Brooklyn, New York 11201

           Name and Principal Address                        Position
           ------------------------------------              -----------
           James A. Rooney                                   CB, D
           Colleen A. Meade                                  S
           Robert B. Catell                                  D
           Frederick M. Lowther                              D
           H. Neil Nichols                                   D

Phoenix Natural Gas Limited
19 Clarendon Road, Clarendon Dock
Belfast BT1 3BG

           Name and Principal Address                        Position
           ------------------------------------              -----------
           Patrick Montgomery                                CB, D
           Christopher Murray                                CEO, D
           Brian Burgess                                     D
           Les Dawson                                        D
           Martin Plackett                                   D
           James A. Rooney                                   D


KeySpan C.I. II, LTD
One MetroTech Center
Brooklyn, New York 11201

           Name and Principal Address                        Position
           ------------------------------------              -----------
           H. Neil Nichols                                   CB, D
           Joseph A. Vaszily                                 VP
           Michael J. Nilsen                                 T, C
           Colleen A. Meade                                  S
           Robert B. Catell                                  D
           James A. Rooney                                   D


Grupo KeySpan, S. de R.L. de C.V.
Paseo de Los Tamarineos No. 400A - P
Col. BaoquesdelasLo Mexico, D.F. 05120

           Name and Principal Address                        Position
           ------------------------------------              -----------
           H. Neil Nichols                                   CB, D
           David S. Milne, Jr.                               VP, S
           Joseph A. Vaszily                                 AS, D



FINSA Energeticos, S. de R.L. de C.V.
Paseo del la Reforma 300, Piso 14
Col. Juarez Mexico, D.F. 06600

           Name and Principal Address                        Position
           ------------------------------------              -----------
           Sergio Arguelles Guiterrez                        P, D
           Sergio Arguellas Gonzalez                         D
           James R. Jones                                    D
           H. Neil Nichols                                   D
           Sergio Palizio                                    D
           Kenneth Taylor                                    D

KeySpan Midstream LLC
One MetroTech Center
Brooklyn, New York 11201

           Name and Principal Address                        Position
           ------------------------------------              -----------
           H. Neil Nichols                                   D, P
           Saiyed Zain Mirza                                 D, VP
           Joseph A Vaszily                                  D, VP
           Michael J. Nilsen                                 T, C
           Colleen A. Meade                                  S


KeySpan CI Midstream Limited
One MetroTech Center
Brooklyn, New York 11201

           Name and Principal Address                        Position
           ------------------------------------              -----------
           H. Neil Nichols                                   P, D
           Saiyed Zain Mirza                                 VP, D
           Joseph A. Vaszily                                 VP, D
           Michael J. Nilsen                                 T, C
           Colleen A. Meade                                  S


KeySpan Luxembourg S.A.R.L.
One MetroTech Center
Brooklyn, New York 11201

           Name and Principal Address                        Position
           ------------------------------------              -----------
           H. Neil Nichols                                   P, D
           Saiyed Zain Mirza                                 VP, D
           Joseph A. Vaszily                                 VP, D
           Michael J. Nilsen                                 T, C
           Colleen A. Meade                                  S


Nicodama Beheer V.B.V.
One MetroTech Center
Brooklyn, New York 11201

           Name and Principal Address                        Position
           ------------------------------------              -----------
           Saiyed Zain Mirza                                 VP, D
           H. Neil Nichols                                   P, D
           Joseph A. Vaszily                                 VP, D
           Colleen A. Meade                                  S
           Michael J. Nilsen                                 T, C


KS Midstream Finance Co.
One MetroTech Center
Brooklyn, New York 11201

           Name and Principal Address                        Position
           ------------------------------------              -----------
           Saiyed Zain Mirza                                 VP, D
           H. Neil Nichols                                   P, D
           Joseph A. Vaszily                                 VP, D
           Colleen A. Meade                                  S
           Michael J. Nilsen                                 T, C

KeySpan Energy Development Co.
One MetroTech Center
Brooklyn, New York 11201

           Name and Principal Address                        Position
           ------------------------------------              -----------
           Saiyed Zain Mirza                                 VP, D
           H. Neil Nichols                                   D
           Colleen A. Meade                                  S
           Michael J. Nilsen                                 VP
           David S. Sentes                                   T, C
           David Smith                                       SVP, CFO
           James V. Bertram                                  P


TNG Liquids Ltd.
450 Bankers Hall East
655 Second
Calgary Alberta, CA T2P4k7

           Name and Principal Address                        Position
           ------------------------------------              -----------
           Saiyed Zain Mirza                                 VP, D
           H. Neil Nichols                                   P, D
           Colleen A. Meade                                  S
           Robert T. Guellich                                AS
           Michael J. Nilsen                                 T, C
           Joseph A. Vaszily                                 VP


KeySpan Energy Canada Partnership
450 Bankers Hall East
655 Second
Calgary Alberta, CA T2P4k7

           Name and Principal Address                        Position
           ------------------------------------              -----------
           Saiyed Zain Mirza                                 D
           H. Neil Nichols                                   D
           David Lovitt                                      VP
           Kenneth Merritt                                   VP
           David S. Smith                                    VP
           James V. Bertram                                  P


Rimbey Pipe Line Co.
450 Bankers Hall East
655 Second
Calgary Alberta, CA T2P4k7

           Name and Principal Address                        Position
           ------------------------------------              -----------
           James V. Bertram                                  Manager

KeySpan Energy Canada, Inc.
2000 Canterra Tower
400 3rd Ave SW
Calgary Alberta, CA T2P5A6

           Name and Principal Address                        Position
           ------------------------------------              -----------
           Saiyed Zain Mirza                                 D
           H. Neil Nichols                                   D
           David Lovitt                                      VP
           Kenneth Merritt                                   VP
           David S. Smith                                    VP
           James V. Bertram                                  P

KeySpan Energy Facilities Limited
2000 Canterra Tower
400 3rd Ave SW
Calgary Alberta, CA T2P5A6

           Name and Principal Address                        Position
           ------------------------------------              -----------
           Saiyed Zain Mirza                                 D
           H. Neil Nichols                                   D
           David Lovitt                                      VP
           Kenneth Merritt                                   VP
           David S. Smith                                    VP
           James V. Bertram                                  P


Solex Production Ltd.
2000 Canterra Tower
400 3rd Ave SW
Calgary Alberta, CA T2P5A6

           Name and Principal Address                        Position
           ------------------------------------              -----------
           Saiyed Zain Mirza                                 D
           H. Neil Nichols                                   D
           David Lovitt                                      VP
           Kenneth Merritt                                   VP
           David S. Smith                                    VP
           James V. Bertram                                  P

LILCO Energy Systems, Inc.
175 East Old Country Rd.
Hicksville, NY 11801

           Name and Principal Address                        Position
           ------------------------------------              -----------
           Charles A. Daverio                                VP, D
           Alfred C. Bereche                                 S, GC


KeySpan-Glenwood Energy Center, LLC
One MetroTech Center
Brooklyn, New York 11201

           Name and Principal Address                        Position
           ------------------------------------              -----------
           H. Neil Nichols                                   D
           Brian T. McCabe                                   VP
           Colleen A. Meade                                  S
           Robert J. Monteith                                C
           Michael J. Nilsen                                 VP, T
           Saiyed Zain Mirza                                 SVP
           Howard A. Kosel, Jr.                              P


KeySpan-Port Jefferson Energy Center, LLC
One MetroTech Center
Brooklyn, New York 11201

           Name and Principal Address                        Position
           ------------------------------------              -----------
           H. Neil Nichols                                   D
           Brian T. McCabe                                   VP
           Colleen A. Meade                                  S
           Robert J. Monteith                                C
           Michael J. Nilsen                                 VP, T
           Saiyed Zain Mirza                                 SVP
           Howard A. Kosel, Jr.                              P

KeySpan LNG GP, LLC
One MetroTech Center
Brooklyn, New York 11201

           Name and Principal Address                        Position
           ------------------------------------              -----------
           H. Neil Nichols                                   P, D
           Robert V. Karol                                   C, A
           Colleen A. Meade                                  S
           Michael J. Nilsen                                 VP
           Joseph A. Vaszily                                 VP
           Saiyed Zain Mirza                                 SVP


KeySpan LNG, L.P.
One MetroTech Center
Brooklyn, New York 11201

           Name and Principal Address                        Position
           ------------------------------------              -----------
           H. Neil Nichols                                   P, D
           Robert V. Karol                                   C, A
           Colleen A. Meade                                  S
           Michael J. Nilsen                                 VP
           Joseph A. Vaszily                                 VP
           Saiyed Zain Mirza                                 SVP


KeySpan LNG LP, LLC
One MetroTech Center
Brooklyn, New York 11201

           Name and Principal Address                        Position
           ------------------------------------              -----------
           H. Neil Nichols                                   P, D
           Robert V. Karol                                   C, A
           Colleen A. Meade                                  S
           Michael J. Nilsen                                 VP
           Joseph A. Vaszily                                 VP
           Saiyed Zain Mirza                                 SVP


KeySpan Ravenswood Services Corp.
One MetroTech Center
Brooklyn, New York 11201

           Name and Principal Address                        Position
           ------------------------------------              -----------
           James K. Brennan                                  P, D
           Richard A. Rapp, Jr.                              VP, S
           Michael J. Taunton                                VP, T
           Robert T. Guellich                                AS, AT
           Paul R. Nick                                      C

KeySpan Services, Inc.
One MetroTech Center
Brooklyn, New York 11201

           Name and Principal Address                        Position
           ------------------------------------              -----------
           Lawrence S. Dryer                                 SVP, CFO
           Frank L. LaRocca                                  SVP, CIO
           Anthony J. Sartor                                 SVP
           Michael A. Walker                                 SVP, GC
           Robert D. Ekholm                                  S
           Robert B. Catell                                  CB, D
           Kevin R. Parker                                   C
           Robert J. Fani                                    P, CEO, VCB, D

KeySpan Business Solutions, LLC
201 Old Country Road, Suite 300
Melville, New York 11747

           Name and Principal Address                        Position
           ------------------------------------              -----------
           Anthony J. Sartor                                 P, D
           Joseph E. Hajjar                                  SVP, CFO
           Marily Lennon                                     SVP
           Thomas E. Bonacuso                                SVP
           David M. Hagan                                    VP
           James A. LaMaire                                  VP
           Steven M. Eber                                    VP
           Robert D. Ekholm                                  S
           Robert J. Fani                                    CB, D
           Lawrence S. Dryer                                 D


Delta KeySpan, LLC
83 Vermont Avenue, Building #5
Warwick, Rhode Island  02888

           Name and Principal Address                        Position
           ------------------------------------              -----------
           Bruce A. Bookbinder                               P, D
           David M. Greenberg                                SVP, T
           Raymond J. Keough                                 SVP
           Robert D. Ekholm                                  S
           Michael Babbitt                                   AS
           Ronald H. Lavoie                                  AS
           Robert Rachiele                                   AS
           Dennis P. Reddy                                   AS
           David Sands                                       AS
           Kimberly Bookbinder                               AT
           Anthony J. Sartor                                 CB, D
           Lawrence S. Dryer                                 D

Granite State Plumbing & Heating, LLC
546 Mast Road
Goffstown, New Hampshire 03045

           Name and Principal Address                        Position
           ------------------------------------              -----------
           Gerard D. Perron                                  P, AT, D
           Kenneth E. Duchesne                               VP
           Brian M. Davitt                                   C, AS
           Robert D. Ekholm                                  S
           Anthony J. Sartor                                 CB, D
           Bruce A. Bookbinder                               D
           Lawrence S. Dryer                                 D


Northern Peabody, LLC
25 Depot Street
Manchester, New Hampshire 03101

           Name and Principal Address                        Position
           ------------------------------------              ----------
           Andrew Arsenault                                  VP
           Robert A. Filteau                                 VP
           Lauren A. Devlin                                  C
           Robert D. Ekholm                                  S
           Anthony J. Sartor                                 CB, D
           Bruce A. Bookbinder                               D
           Lawrence S. Dryer                                 D
           Nicholas Masci                                    D, P
           Kelly J. S. Sauberlich                            VP


KeySpan Energy Management, LLC
201 Old Country Road, Suite 300
Melville, New York 11747

           Name and Principal Address                        Position
           ------------------------------------              -----------
           Thomas E. Bonacuso                                P, D
           Robert D. Ekholm                                  S
           Anthony J. Sartor                                 CB, D
           Lawrence S. Dryer                                 D
           Robert B. Snyder                                  D
           Joseph E. Hajjar                                  VP, C
           Frank J. Sullivan                                 VP


R.D. Mortman, LLC
100 Leuning Street
South Hackensack, New Jersey 07606

           Name and Principal Address                        Position
           ------------------------------------              -----------
           Leopoldo S. Manzi                                 P
           Joseph E. Hajjar                                  VP, C
           Robert D. Ekholm                                  S
           Anthony J. Sartor                                 CB, D
           Lawrence S. Dryer                                 D

WDF, Inc.
30 North MacQuesten Pawkway
Mt. Vernon, New York 10550

           Name and Principal Address                        Position
           ------------------------------------              -----------
           Lawrence Roman                                    P, D
           Herbert Greenberg                                 COO
           Robert Goldin                                     SVP
           Robert Greenberg                                  SVP
           John Stacom                                       SVP
           Diana DiNunzio                                    C
           Robert D. Ekholm                                  S
           Barbara McDonald                                  AS
           Marguerite Nowlin                                 AS
           Dina Figueiredo                                   AS
           Anthony J. Sartor                                 CB, D
           Lawrence S. Dryer                                 D
           Philip F. Paoli                                   Acting  CFO


KSI Contracting, LLC
One Market Yard
Freehold, New Jersey 07728

           Name and Principal Address                        Position
           ------------------------------------              -----------
           Anthony A. Gianicco                               VP
           Robert D. Ekholm                                  S
           Anthony J. Sartor                                 CB, D
           Lawrence S. Dryer                                 D
           Theodore A. Domuracki                             COO


KSI Electrical, LLC
One Market Yard
Freehold, New Jersey 07728

           Name and Principal Address                        Position
           ------------------------------------              -----------
           Anthony A. Gianicco                               VP
           Robert D. Ekholm                                  S
           Anthony J. Sartor                                 CB, D
           Lawrence S. Dryer                                 D
           Theodore A. Domuracki                             COO


KSI Mechanical, LLC
One Market Yard
Freehold, New Jersey 07728

           Name and Principal Address                        Position
           ------------------------------------              -----------
           Anthony A. Gianicco                               VP
           Robert D. Ekholm                                  S
           Anthony J. Sartor                                 CB, D
           Lawrence S. Dryer                                 D
           Theodore A. Domuracki                             COO

Binsky & Snyder Service, LLC
281 Centennial Avenue
Piscataway, New Jersey 08855

           Name and Principal Address                        Position
           ------------------------------------              -----------
           Michael R. Rapp                                   P
           Robert B. Snyder, Jr.                             VP
           Frank J. Sullivan                                 VP, T, AS
           Robert D. Ekholm                                  S
           Anthony J. Sartor                                 CB, D
           Lawrence S. Dryer                                 D
           Robert B. Snyder                                  D


Binsky & Snyder, LLC
281 Centennial Avenue
Piscataway, New Jersey 08855

           Name and Principal Address                        Position
           ------------------------------------              -----------
           Robert B. Snyder                                  P, D
           Philip J. Andreoli                                VP
           William J. McKean                                 VP
           Robert B. Snyder, Jr.                             VP
           Frank J. Sullivan                                 VP, T, AS
           Robert D. Ekholm                                  S
           Anthony J. Sartor                                 CB, D
           Lawrence S. Dryer                                 D


Binsky & Snyder Plumbing, LLC
281 Centennial Avenue
Piscataway, New Jersey 08855

           Name and Principal Address                        Position
           ------------------------------------              -----------
           Robert B. Snyder                                  P, D
           Frank J. Sullivan                                 VP, T, AS
           Robert D. Ekholm                                  S
           Anthony J. Sartor                                 CB, D
           Lawrence S. Dryer                                 D


Paulus, Sokolowski and Sartor, LLC
67A Mountain Blvd. Ext.
Warren, New Jersey 07059

           Name and Principal Address                        Position
           ------------------------------------              -----------
           William Paulus, Jr.                               P, D
           Philip A. Falcone                                 EVP, CE, T
           Joseph J. Fleming                                 EVP
           Michael M. Gennaro                                SVP, COO, AS
           Michael A. Belikoff                               SVP
           Michael J. Brinker, Jr.                           VP
           Walter W. Burke                                   VP
           Michael P. Cohen                                  VP

           Andrew R. Davis                                   VP
           Steven F. DeRochi                                 SVP
           Todd R. Heacock                                   SVP
           Geoffrey R. Lanza                                 VP
           Joseph J. Lifrieri                                SVP
           Frank J. Mescall                                  VP
           Bhawani Mukherjee                                 VP
           Joseph Witt                                       SVP, CFO
           Emad Youssef                                      SVP
           Robert D. Ekholm                                  S
           Anthony J. Sartor                                 CB, D
           Lawrence S. Dryer                                 D
           Howard A. Kosel, Jr.                              D
           Robert Blakeman                                   VP
           John Sartor                                       VP
           Thomas Zetkulic                                   VP
           Michael P. Cohen                                  SVP
           Joseph J. Lifrieri                                SVP


KeySpan Engineering Associates, Inc.
67A Mountain Blvd. Ext.
Warren, New Jersey 07059

           Name and Principal Address                        Position
           ------------------------------------              -----------
           Phlilip A. Falcone                                P, CEO, D
           Michael M. Gennaro                                VP, VCB, D
           Joseph Witt                                       VP, T
           Robert D. Ekholm                                  S
           Andrew R. Davis                                   AS
           William Paulus, Jr.                               CB, D


KeySpan Communications Corp.
201 Old Country Road
Melville, New York 11747

           Name and Principal Address                        Position
           ------------------------------------              -----------
           Robert J. Fani                                    D
           Jason M. Cohen                                    VP
           Robert D. Ekholm                                  S
           Lawrence S. Dryer                                 D
           Anthony J. Sartor                                 CB, D, P
           Joseph E. Hajjar                                  VP, C


KeySpan Energy Supply, Inc.
303 Merrick Road, Suite 501
Lynbrookt, New York 11563

           Name and Principal Address                        Position
           ------------------------------------              -----------
           Robert J. Fani                                    P, CEO, CB, D
           Ronald G. Lukas                                   SVP, D
           Lawrence S. Dryer                                 T, D
           Fred K. Yam                                       C
           Robert D. Ekholm                                  S

KeySpan Home Energy Services, LLC
14-04 111th Street
College Point, New York 11356

           Name and Principal Address                        Position
           ------------------------------------              -----------
           Lawrence S. Dryer                                 CFO, D
           Joseph J. Marazzo                                 VP, COO, D
           Robert D. Ekholm                                  S
           Robert J. Fani                                    CB, D
           Kevin R. Parker                                   VP, C


KeySpan Energy Services, Inc.
14-04 111th Street
College Point, New York 11356

           Name and Principal Address                        Position
           ------------------------------------              -----------
           Ronald G. Lukas                                   P, CB, D
           John Sutherland                                   VP
           Fred K. Yam                                       C
           Robert D. Ekholm                                  S
           Lawrence S. Dryer                                 D


KeySpan Energy Solutions, LLC
14-04 111th Street
College Point, New York 11356

           Name and Principal Address                        Position
           ------------------------------------              -----------
           Patrick J. Cullinan                               VP
           Joseph J. Marazzo                                 P, CB, D
           Charles W. D'Agostino                             AC
           Robert D. Ekholm                                  S
           Lawrence S. Dryer                                 D
           Kevin R. Parker                                   VP, C
           Dennis M. Walsh                                   VP


KeySpan Plumbing Solutions, Inc.
222-40 96th Avenue
Queens Village, New York 11429

           Name and Principal Address                        Position
           ------------------------------------              -----------
           Robert D. Ekholm                                  S
           Patrick J. Cullinan                               D
           Lawrence S. Dryer                                 D
           Joseph J. Marazzo                                 CBD, P
           Kevin R. Parker                                   VP, T, AS

KeySpan Plumbing & Heating Solutions, LLC
201 Old Country Road, Suite 300
Melville, New York 11747

           Name and Principal Address                        Position
           ------------------------------------              -----------
           Joseph J. Marazzo                                 P, D
           Michael Tumminello                                VP, D
           Robert D. Ekholm                                  S
           Lawrence S. Dryer                                 D
           Kevin R. Parker                                   VP, T, AS

KeySpan Home Energy Services (New England), LLC
62 Second Avenue
Burlington, Massachusetts 01803

           Name and Principal Address                        Position
           ------------------------------------              -----------
           Francis J. Coleman                                P, AT, D
           Paul J. Ruggiero                                  VP, T
           Kevin Caddell                                     VP, ACL
           Andrew W. Fleming                                 MP, MGF
           Robert D. Ekholm                                  CL, S
           Lawrence S. Dryer                                 D
           Joseph J. Marazzo                                 CB, D
           Charles A. Salani                                 ME
           Kevin R. Parker                                   VP, C


Fritze KeySpan, LLC
10 School Street
Whippany, New Jersey 07981

           Name and Principal Address                        Position
           ------------------------------------              -----------
           Arthur Bock                                       VP
           Michael Bradley                                   VP
           Kenneth Bauer                                     VP
           Robert D. Ekholm                                  S
           Lawrence S. Dryer                                 D
           Joseph J. Marazzo                                 P, CB, D
           William Bonner                                    VP
           Kevin R. Parker                                   VP, C


Active Conditioning, LLC
84 Mayfield Avenue, P.O. Box 6390
Edison, New Jersey 08818

           Name and Principal Address                        Position
           ------------------------------------              -----------
           Lawrence S. Dryer                                 VP, D
           Joseph J. Marazzo                                 CEO, CB, D
           Robert D. Ekholm                                  S
           William Bonner                                    VP
           Kevin R. Parker                                   VP, C


KeySpan Technologies Inc.
One MetroTech Center
Brooklyn, New York 11201

           Name and Principal Address                        Position

           ------------------------------------              -----------
           H. Neil Nichols                                   EVP
           Colin P. Watson                                   SVP
           Thomas E. Morgan                                  SVP
           Norma Y. Rodriguez                                T
           Robert D. Ekholm                                  S
           John A. Caroselli                                 P, D
           Robert K. Schellberg                              C

MyHomeGate, Inc.
One MetroTech Center
Brooklyn, New York 11201

           Name and Principal Address                        Position
           ------------------------------------              -----------
           John A. Caroselli                                 P, D
           Daniel Crespo-Dubie                               VP
           Richard A. Rapp, Jr.                              VP, S
           Michael J. Taunton                                VP, T


KeySpan Telemetry Solutions, LLC
One MetroTech Center
Brooklyn, New York 11201

           Name and Principal Address                        Position
           ------------------------------------              -----------
           Colin P. Watson                                   P
           David Doxsee                                      VP
           Richard A. Rapp, Jr.                              VP, S
           John A. Caroselli                                 D


Enporian, Inc.
Two Harbor Place
302 Knights Avenue, Suite 800
Tampa, Florida  33602-5954

           Name and Principal Address                        Position
           ------------------------------------              -----------
           George Gordon,                                    CB, CEO
           William Browne                                    VP
           Michael Grohman                                   VP
           Craig Sanders                                     VP
           Keith Stanton                                     VP
           Catherine Gouze                                   GC, M


KeySpan MHK, Inc.
One MetroTech Center
Brooklyn, New York 11201

           Name and Principal Address                        Position
           ------------------------------------              -----------
           John A. Caroselli                                 P, D
           Michael J. Taunton                                T
           Richard A. Rapp, Jr.                              S


myHomeKey.com, Inc.
One Sansome Street,Suite 2100
San Francisco, CA 94104

           Name and Principal Address                        Position
           ------------------------------------              -----------
           Eric Zausner                                      CFO, S
           John M. Seidl                                     VP

KSNE, LLC
52 Second Ave.
Waltham, MA 02451

           Name and Principal Address                        Position
           ------------------------------------              -----------
           Richard A. Rapp, Jr.                              S, D
           Nickolas Stavropoulos                             P, COO
           Richard A. Visconti                               AS
           Joseph F. Bodanza                                 SVP

KeySpan New England, LLC
52 Second Ave.
Waltham, MA 02451

           Name and Principal Address                        Position
           ------------------------------------              -----------
           Richard A. Rapp, Jr.                              S, Trustee
           Nickolas Stavropoulos                             P, COO, Trustee
           Steven L. Zelkowitz                               Trustee
           Richard A. Visconti                               AS
           Joseph F. Bodanza                                 SVP


EnergyNorth Natural Gas, Inc.
52 Second Ave.
Waltham, MA 02451

           Name and Principal Address                        Position
           ------------------------------------              -----------
           Nickolas Stavropoulos                             D, P, COO
           Joseph F. Bodanza                                 SVP
           Dennis W. Carroll                                 VP, C, AT
           Ellen M. Greim                                    VP
           George B. Jongeling                               VP
           William R. Luthern                                VP
           Richard R. Rapp, Jr.                              VP, S
           Michael J. Taunton                                VP, T
           Barbara Kates-Garnick                             VP
           Richard D. Murphy                                 VP
           Richard A. Visconti                               CL


Transgas, Inc.
52 Second Ave.
Waltham, MA 02451

           Name and Principal Address                        Position
           ------------------------------------              -----------
           Victor W. Baur                                    D
           H. Neil Nichols                                   D
           Saiyed Zain Mirza                                 D
           Mary Gatherum                                     ACL, AS
           Colleen A. Meade                                  ACL, AS
           Darlene Bates                                     C
           Gary W. Hopkinson                                 VP
           Michael J. Nilsen                                 T
           Charles P. Buckley                                SVP
           Victor W. Baur                                    P


Boston Gas Company
52 Second Ave.
Waltham, MA 02451

           Name and Principal Address                        Position
           ------------------------------------              -----------
           Nickolas Stavropoulos                             P, COO, D
           Joseph F. Bodanza                                 SVP
           Dennis W. Carroll                                 VP, C, AT
           Ellen M. Greim                                    VP
           George B. Jongeling                               VP
           Richard A. Rapp, Jr.                              VP, S
           Michael J. Taunton                                VP, T
           Richard A. Visconti                               CL
           Barbara Kates-Garnick                             VP
           Richard D. Murphy                                 VP

Colonial Gas Company
52 Second Ave.
Waltham, MA 02451

           Name and Principal Address                        Position
           ------------------------------------              -----------
           Nickolas Stavropoulos                             P, COO, D
           Richard A. Visconti                               CL
           Dennis W. Carroll                                 VP, C, AT
           Ellen M. Greim                                    VP
           George B. Jongeling                               VP
           Barbara Kates-Garnick                             VP
           Richard D. Murphy                                 VP
           Richard A Rapp, Jr.                               VP, S
           Michael J. Taunton                                VP, T
           Joseph F. Bodanza                                 SVP


Essex Gas Company
52 Second Ave.
Waltham, MA 02451

           Name and Principal Address                        Position
           ------------------------------------              -----------
           Nickolas Stavropoulos                             P, COO, D
           Joseph F. Bodanza                                 SVP
           Dennis W. Carroll                                 VP, C, AT
           Ellen M. Greim                                    VP
           George B. Jongeling                               VP
           Richard A. Rapp, Jr.                              VP, S
           Michael J. Taunton                                VP, T
           Richard A. Visconti                               CL
           Barbara Kates-Garnick                             VP
           Richard D. Murphy                                 VP


AMR Data Corporation
52 Second Ave.
Waltham, MA 02451

           Name and Principal Address                        Position
           ------------------------------------              -----------
           Susan Houghton-Fenton                             P
           Michael J. Nilsen                                 T
           Richard A. Rapp, Jr.                              S
           Amy Thomas                                        CL
           Richard A. Visconti                               ACL
           Darlene Bates                                     C
           H. Neil Nichols                                   D

Eastern Associated Securities Corp.
52 Second Ave.
Waltham, MA 02451

           Name and Principal Address                        Position
           ------------------------------------              -----------
           Nickolas Stavropoulos                             P, D
           Joseph F. Bodanza                                 T
           Richard A. Rapp, Jr.                              CL
           Richard A. Visconti                               ACL


Eastern Energy Systems Corp.*
52 Second Ave.
Waltham, MA 02451

           Name and Principal Address                        Position
           ------------------------------------              -----------
           Nickolas Stavropoulos                             P, D
           Joseph F. Bodanza                                 T
           Richard A. Rapp, Jr.                              CL
           Richard A. Visconti                               ACL


Eastern Rivermoor Company, Inc.
52 Second Ave.
Waltham, MA 02451

           Name and Principal Address                        Position
           ------------------------------------              -----------
           Nickolas Stavropoulos                             P, D
           Joseph F. Bodanza                                 T
           Richard A. Rapp, Jr.                              CL
           Richard A. Visconti                               ACL


Eastern Urban Services, Inc.
52 Second Ave.
Waltham, MA 02451

           Name and Principal Address                        Position
           ------------------------------------              -----------
           Nickolas Stavropoulos                             P, D
           Joseph F. Bodanza                                 T
           Richard A. Rapp, Jr.                              CL
           Richard A. Visconti                               ACL


Mystic Steamship Corporation*
52 Second Ave.
Waltham, MA 02451

           Name and Principal Address                        Position
           ------------------------------------              -----------
           Nickolas Stavropoulos                             P, D
           Joseph F. Bodanza                                 T
           Richard A. Rapp, Jr.                              CL
           Richard A. Visconti                               ACL


PCC Land Company, Inc.
52 Second Ave.
Waltham, MA 02451

           Name and Principal Address                        Position
           ------------------------------------              -----------
           Nickolas Stavropoulos                             P, D
           Joseph F. Bodanza                                 T
           Richard A. Rapp, Jr.                              CL
           Richard A. Visconti                               ACL

Philadelphia Coke Co., Inc.*
52 Second Ave.
Waltham, MA 02451

           Name and Principal Address                        Position
           ------------------------------------              -----------
           Nickolas Stavropoulos                             P, D
           Joseph F. Bodanza                                 T
           Richard A. Rapp, Jr.                              CL
           Richard A. Visconti                               ACL


Western Associated Energy Corp.*
52 Second Ave.
Waltham, MA 02451

           Name and Principal Address                        Position
           ------------------------------------              -----------
           Nickolas Stavropoulos                             P, D
           Joseph F. Bodanza                                 T
           Richard A. Rapp, Jr.                              CL
           Richard A. Visconti                               ACL



*  Inactive company


Part II. Each officer and director with a financial connection within the provisions of Section 17(c) of the Act are as follows:

                                                                                   Position
                                           Name and Location                         Held in                      Applicable
Name of Officer                              of Financial                          Financial                      Exemption
or Director                                    Institution                         Institution                       Rule
---------------------                     ------------------------                 -------------                  --------------
Donald H. Elliott                         Independence Community Bank              Trustee                        70(a)
                                          Corp.
                                          Brooklyn, New York

                                          Independence Community Bank              Director                       70(a)
                                          Brooklyn, New York

Alan H. Fishman                           Independence Community Bank
                                          Corp. President and
                                          Brooklyn, New York                       Chief Executive Officer        70(a)

                                          Chemical Bank                            Senior Vice President          70(a)
                                          Midland, Michigan


Part III. The disclosures made in the System companies' most recent proxy statement and annual report on Form 10-K with respect to items (a) through (f) follow:

(a) COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Director Compensation

Effective April 1, 2003, the directors will receive the following compensation:

    o         Non-employee and consulting directors:

                        $43,500 annual retainer;
                        $2,000 committee meeting fee;
                        $5,000 committee chairman retainer; and
                        925 shares of restricted stock (granted March 5, 2003)

    o         Employee directors:

                        Receive no additional compensation for serving on the Board or its committees.

Directors' Deferred Compensation Plan

The Board of Directors has adopted the Directors' Deferred Compensation Plan to directly align the non-employee directors' financial interest with those of the shareholders. The Directors' Deferred Compensation Plan provides all non-employee directors with the opportunity to defer any portion of their cash compensation received as directors, up to 100%, in exchange for Common Stock equivalents or cash equivalents. Common Stock equivalents are valued by utilizing the average of the high and low price per share of KeySpan common stock on the first trading day of the month following the month in which contributions are received. Dividends are paid on Common Stock equivalents in the same proportion as dividends paid on Common Stock. Compensation not deferred and exchanged for Common Stock equivalents may be deferred into a cash account bearing interest at the prime rate. Additionally, a director may elect to defer his or her compensation by participating in the KeySpan Investor Program (a dividend reinvestment plan). Upon retirement, death or termination of service as a director, all amounts in a director's Common Stock equivalent account and/or cash account shall, at the director's election, (i) be paid in a lump sum in cash; (ii) be deferred for up to five years; and/or (iii) be paid in the number of annual installments, up to ten, specified by the director. The non-employee directors are not entitled to benefits under any KeySpan retirement plan.

Additionally, Messrs. Fishman, McKessy and Miller also received compensation for service as directors of the Company's wholly- owned subsidiary, KeySpan Services, Inc. ("KSI"). As non-employee directors of KSI each received: (i) an $18,000 annual retainer and (ii) a $1,000 meeting fee for each meeting attended. KSI held seven meetings during 2002. Compensation earned as directors of KSI was also subject to the Directors' Deferred Compensation Plan. Since January 2003, neither Messrs. Fishman, McKessy, Miller or any other KeySpan non-employee director is serving as a director of KSI.

Mr. Catell also receives an annual grant of 2,000 stock options for his service as a director of The Houston Exploration Company ("Houston Exploration"). The Company's owns an approximate 56% interest in Houston Exploration, a publicly traded company on the New York Stock Exchange under the symbol "THX".



EXECUTIVE COMPENSATION

Summary Compensation Table

The following table presents the annual compensation paid to the Chief Executive Officer and the four other most highly compensated executive officers (the "Named Executive Officers").

                                           Annual Compensation                   Long-Term Compensation
                                      -----------------------------  --------------------------------------------
                                                                       Restricted
                                                                         Stock           Shares             LTIP     All Other
                                         Salary          Bonus           Awards        Underlying         Payouts  Compensation
              Name           Year         ($)           ($)(1)            ($)            Options            ($)         ($)
---------------------------  -------  ------------  ---------------  --------------  -----------------  --------- -----------------
Robert B. Catell             2002        936,903       284,740 (2)     434,215(3)      372,000  (4)          0       55,229  (5)(6)
Chairman & Chief             2001        860,669       901,228             0           267,000  (4)          0       20,444  (5)
Executive Officer            2000        786,000       336,000             0           568,800  (4)          0       22,817  (5)
---------------------------  -------  ------------  ---------------  --------------  -----------------  --------- -----------------
Wallace P. Parker Jr.        2002        445,154       191,938 (2)     139,622(3)      120,000               0       26,812  (5)(6)
President, Energy            2001        360,834       243,314             0            78,200               0        6,490  (5)
Delivery and Customer        2000        300,250        95,168             0           129,400               0        5,424  (5)
Relation Group
---------------------------  -------  ------------  ---------------  --------------  -----------------  --------- -----------------
Robert J. Fani               2002        445,154       153,184 (2)     139,622(3)      120,000 (4)(7)        0       19,729 (5)(6)
President, Energy Assets     2001        361,667       247,203             0            78,200               0        3,651 (5)
and Supply Group             2000        300,417        95,935             0           129,400               0        3,628 (5)
---------------------------  -------  ------------  ---------------  --------------  -----------------  --------- -----------------
Steven L. Zelkowitz          2002        387,961       134,086 (2)     95,694(3)        82,000               0       21,213(5)(6)
Executive Vice President     2001        337,345       247,203             0            60,000               0        7,301  (5)
& Chief Administrative       2000        300,833        93,445             0           130,600               0        6,850  (5)
Officer
---------------------------  -------  ------------  ---------------  --------------  -----------------  --------- -----------------
Gerald Luterman              2002        370,962       128,059 (2)     95,694(3)        82,000  (4)          0       21,824  (5)(6)
Executive Vice               2001        330,486       259,360             0            60,000  (4)          0       14,539   (5)
President & Chief            2000        318,333       120,000             0           131,800  (4)(7)       0       14,596  (5)
Financial Officer
---------------------------  -------  ------------  ---------------  --------------  -----------------  --------- -----------------

(1) Bonus awards paid each year are attributable to performance during the previous year.

(2) Bonus awards paid in 2002, include amounts deferred by the Named Executive Officers into the Officers' Deferred Stock Unit Plan as follows: R. B. Catell - $142,370, W. P. Parker Jr. - $95,969, R. J. Fani - $76,592, S. L.
     Zelkowitz - $67,043 and G. Luterman - $38,418.

(3) As of December 31, 2002, the aggregate value of the restricted stock awards and number of shares awarded are as follows: R. B. Catell - $468,516, 13,295 shares, W. P. Parker Jr. - $150,651, 4,275 shares, R. J. Fani -
     $150,651,  4,275 shares,  S. L.  Zelkowitz - $103,253,  2,930 shares and G.
     Luterman - $103,253,  2,930 shares.  The  restricted  stock awards  vesting schedule includes a share price performance target, whereby all restrictions will lapse if such performance is achieved at any time during years three through four. Otherwise all restrictions lapse at the end of year six. In the event of retirement, the restrictions will lapse on a pro-rata basis using the full months of employment from March 1, 2002 to retirement, divided by 48 months.

(4) The Named Executive Officer also received 2,000 annual stock options granted by Houston Exploration as compensation for such persons services as a director of Houston Exploration.

(5) Amounts are comprised of the cost of life insurance paid by the Company and allocated to the Named Executive Officers for income tax reporting purposes. The amounts attributable to each of the Named Executive Officers during 2002 are as follows: R. B. Catell - $26,755, W. P. Parker Jr. - $7,618, R. J. Fani - $4,411 S. L. Zelkowitz - $7,804 and G. Luterman - $14,140.

(6) Amounts are also comprised of the value of a 20% match provided by the Company on amounts deferred by the Named Executive Officers into the Officers' Deferred Stock Unit Plan. The amounts attributable to each of the Named Executive Officers are as follows: R. B. Catell - $28,474, W. P. Parker Jr. - $19,194, R. J. Fani - $15,318, S. L. Zelkowitz - $13,408 and
     G. Luterman - $7,684.

(7) The Named Executive Officer also received 5,000 initial stock options granted by Houston Exploration upon such persons election as a director of Houston Exploration.

(b) OWNERSHIP IN SECURITIES

STOCK OPTION GRANTS IN LAST FISCAL YEAR


The following table provides information on stock option grants during 2002 for the Named Executive Officers and the grant date present value of such officers' unexercised options at December 31, 2002:

                          Number of              Percent of Total        Option                                    Grant Date
                          Securities                 Number of           Exercise                                Present Value of
                          Underlying              Options Granted          Price           Expiration                Options(2)
          Name         Options Granted(1)          to Employees          ($/Share)            Date                      ($)
------------------- ------------------------  -----------------------  ------------- ----------------------  ----------------------
R.B. Catell                 372,000                    14%                 32.66         Feb. 29, 2012             1,268,520
------------------- ------------------------  -----------------------  ------------- ----------------------  ----------------------
W.P. Parker Jr.             120,000                    4.5%                32.66         Feb. 29, 2012               409,200
------------------- ------------------------  -----------------------  ------------- ----------------------  ----------------------
R.J. Fani                   120,000                    4.5%                32.66         Feb. 29, 2012               409,200
------------------- ------------------------  -----------------------  ------------- ----------------------  ----------------------
S.L. Zelkowitz               82,000                    3.1%                32.66         Feb. 29, 2012               279,620
------------------- ------------------------  -----------------------  ------------- ----------------------  ----------------------
G. Luterman                  82,000                    3.1%                32.66         Feb. 29, 2012               279,620
------------------- ------------------------  -----------------------  ------------- ----------------------  ----------------------

(1) Options vest ratably over a five-year period with the first one-fifth having vested on March 1, 2003 (accelerated vesting in third year applies upon achievement of certain prescribed goals).

(2) Options have been valued using the Black-Scholes option pricing model adapted to reflect the specific provisions of the Incentive Plan and related assumptions regarding exercisability. The values shown are theoretical and do not necessarily reflect the actual values that may be realized upon the future exercise of the options. Any actual value will result to the extent that the market value of the Common Stock at a future date exceeds the exercise price. Assumptions for modeling are based on the dividend yield, risk-free rate of return, standard deviation of prices over a relevant period as of the grant date and the expected lives of the options.

AGGREGATED STOCK OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR END STOCK OPTION VALUES


The following table provides information on aggregated stock option exercises in 2002 and fiscal year end option values for the Named Executive Officers:


                    Shares                      Number of Securities Underlying                       Value of In-The-Money
                   Acquired                  Unexercised Options at Fiscal Year End                  Options at Fiscal Year End
                      on         Value       --------------------------------------       ---------------------------------------
   Name            Exercise    Realized      Exercisable    Unexercisable     Total       Exercisable    Unexercisable      Total
   ----            --------    --------      -----------    -------------     -----       -----------    -------------      -----
R.B. Catell            0          $0          1,228,201        760,600      1,988,801     $9,930,293      $3,189,260     $13,119,553
W. P. Parker Jr.       0          $0            175,374        224,227        399,601     $1,318,947        $840,438      $2,159,385
R.J. Fani              0          $0            104,307        224,227        328,534     $1,434,330        $840,438      $2,274,768
S. L. Zelkowitz        0          $0            131,000        171,667        302,667     $1,340,224        $742,398      $2,082,622
G. Luterman            0          $0            148,800        171,667        320,467     $1,923,668        $211,560      $2,135,228

Security Ownership of Management

The following table sets forth information as of March 10, 2003, with respect to the number of shares of Common Stock beneficially owned, Common Stock equivalents and performance shares credited to each director, each Named Executive Officer and all directors and executive officers as a group. Unless otherwise indicated, each person shown below has the sole power to vote and the sole power to dispose of the shares of Common Stock listed as beneficially owned.

         Name of            Common Stock             Common Stock       Performance         Total of Common               Percent of
    Beneficial Owner        Beneficially            Equivalents or       Shares(2)         Stock Beneficially               Class
                               Owned                Deferred Stock                      Owned, Stock Equivalents         Outstanding
                                                       Units(1)                          and Performance Shares           if greater
                                                                                                                           than 1%
---------------------      ---------------          --------------      -----------     ------------------------         -----------
R. B. Catell                1,602,835(3)(4)               5,146            32,700              1,640,681(3)(4)                  1%
---------------------      ---------------          --------------      -----------     ------------------------         -----------
A. S. Christensen              12,639(5)                 11,857                 0                 24,496(5)                    N/A
---------------------      ---------------          --------------      -----------     ------------------------         -----------
D. H. Elliott(6)                9,991(5)                 23,925                 0                 33,916(5)                    N/A
---------------------      ---------------          --------------      -----------     ------------------------         -----------
R. J. Fani                    196,016(3)(7)               2,768            10,900                209,684(3)(7)                 N/A
---------------------      ---------------          --------------      -----------     ------------------------         -----------
A. H. Fishman                  12,257(5)                 14,525                 0                 26,782(5)                    N/A
---------------------      ---------------          --------------      -----------     ------------------------         -----------
J. A. Ives                     68,762(5)(8)               2,793                 0                 71,555(5)(8)                 N/A
---------------------      ---------------          --------------      -----------     ------------------------         -----------
J. R. Jones                    10,182(5)                  5,944                 0                 16,126(5)                    N/A
---------------------      ---------------          --------------      -----------     ------------------------         -----------
J. L. Larocca                  13,350(5)                  7,983                 0                 21,333(5)                    N/A
---------------------      ---------------          --------------      -----------     ------------------------         -----------
G. Luterman                   222,997(3)(9)               1,389             6,800                231,186(3)(9)                 N/A
---------------------      ---------------          --------------      -----------     ------------------------         -----------
S. W. McKessy                  10,310(5)                 11,841                 0                 22,151(5)                    N/A
---------------------      ---------------          --------------      -----------     ------------------------         -----------
E. D. Miller                   17,792(5)                 17,470                 0                 35,262(5)                    N/A
---------------------      ---------------          --------------      -----------     ------------------------         -----------
W. P. Parker Jr.              269,110(3)                  3,469            10,900                283,479(3)                    N/A
---------------------      ---------------          --------------      -----------     ------------------------         -----------
E. Travaglianti                 8,825(5)                  6,774                 0                 15,599(5)                    N/A
---------------------      ---------------          --------------      -----------     ------------------------         -----------
S. L. Zelkowitz               208,730(3)                  2,423             6,800                217,953(3)                    N/A
---------------------      ---------------          --------------      -----------     ------------------------         -----------
All directors and           2,746,603                   134,277           137,200              3,018,080                     1.75%
executives as a
group, including
those named
above, a total of
29 persons.
---------------------      ---------------          --------------      -----------     ------------------------         -----------

(1) The term "Common Stock Equivalents" refers to units of value which track the performance of Common Stock. Such units do not possess voting rights and have been issued pursuant to the Directors' Deferred Compensation Plan. The term "Deferred Stock Units" also refers to units of value which track the performance of Common Stock. Such units do not possess voting rights and have been issued pursuant to the Officers' Deferred Stock Unit Plan.

(2) Performance shares have been granted with a three-year performance period with a threshold, target and maximum performance level. At threshold performance, 50% of the award shall be earned; at target, 100% of the award shall be earned; and at maximum, 150% of the award shall be earned.

(3) Includes shares issuable pursuant to options that are either currently exercisable or exercisable within 60 days of the date of this Proxy Statement as follows: Mr. Catell - 1,531,001 shares; Mr. Fani - 185,614 shares; Mr. Parker - 256,681 shares; Mr. Luterman - 218,867 shares; and Mr. Zelkowitz - 201,067 shares.

(4) Mr. Catell also owns 4,000 shares of common stock of Houston Exploration and 17,000 shares issuable pursuant to options of Houston Exploration that are currently exercisable.

(5) Includes 7,900 shares issuable pursuant to options that are currently exercisable and 925 shares of restricted stock.

(6) Effective May 8, 2003, Mr. Elliott will retire as a director of the Company.

(7) Mr. Fani also owns 7,000 shares of Houston Exploration issuable pursuant to options that are currently exercisable.

(8) Includes 55,390 shares issuable pursuant to options that were granted by Eastern Enterprises and were converted to KeySpan options. The options fully vested on November 8, 2000 and are currently exercisable.

(9) Mr. Luterman also owns 11,000 shares of Houston Exploration issuable pursuant to options that are currently exercisable.

Security Ownership of Certain Beneficial Owners

As of March 10, 2003, there were no beneficial owners of more than 5% of the Company's Common Stock.


(c) CONTRACTS AND TRANSACTIONS WITH SYSTEM COMPANIES

Agreements with Executives

Employment Agreements

In September 1998, KeySpan entered into an employment  agreement with Mr. Robert
B. Catell relating to his services as Chairman and Chief Executive Officer which was amended on February 24, 2000 and June 26, 2002. The agreement covers the period beginning July 31, 1998 and ending July 31, 2005. In addition to base salary, annual and long-term incentive compensation and other employee benefits, Mr. Catell's employment agreement provides for severance benefits to be paid to him in the event his employment is terminated by KeySpan without cause or if Mr. Catell terminates his employment for good reason. The severance benefits to be provided during the severance period would include: (a) payment to Mr. Catell in a single lump sum of (i) all accrued obligations and (ii) the aggregate amount of salary and annual incentive compensation that he would have received had he remained employed through the end of the employment period; (b) continued accrual of Supplemental Executive Retirement Plan benefits (as provided in the agreement) during the severance period; and (c) continuation of all other employment benefits, as if he had remained employed by KeySpan during the severance period. If Mr. Catell voluntarily terminates his employment, other than for good reason, the Company shall pay the accrued obligations to Mr.
Catell and he shall be entitled to supplemental retirement benefits. If Mr. Catell's employment is terminated following a "change of control" of KeySpan (as defined in the agreement), the severance period is defined to mean the period from the date of termination through the end of the employment period, or, if longer, the third anniversary of the date of termination.

The Company has entered into a supplemental retirement agreement with Mr. Zelkowitz. The agreement provides one year of credited service for each year worked, up to a maximum of ten years, in the calculation of pension benefits. The maximum enhancement would provide an incremental benefit of 15% of the executive's final five-year average earnings under the current pension plan formula. In addition, at retirement, Mr. Zelkowitz will receive Company paid medical and dental coverage at the same level of employee contribution in effect at retirement, which will be grossed up for federal and state taxes. Mr.
Zelkowitz must remain employed through December 2006 in order to fully vest in this benefit. For retirement prior to this date, the benefit will vest pro-rata over a five-year period or 20% per year. The earliest Mr. Zelkowitz may be eligible for a pro-rata benefit will be on October 1, 2003, the date he vests in the Company's retirement plan. If there is a change-in-control, termination without cause, or if Mr. Zelkowitz resigns for good reason, then the five- year vesting requirement will be waived and Mr. Zelkowitz will immediately vest in all additional service provided for in this agreement.

The Company has entered into a supplemental retirement agreement with Mr. Luterman. The agreement provides that Mr. Luterman will receive an annual supplemental retirement amount determined by multiplying Mr. Luterman's qualified and non-qualified pension accruals at age 62 by 35%. This annual supplemental amount will be aggregated with his actual qualified and non-qualified pension benefit at his retirement date. In addition, at retirement, Mr. Luterman will receive Company paid medical and dental coverage at the same level of employee contribution in effect at retirement, which will be grossed up for federal and state taxes. Mr. Luterman must remain employed through June 2005 in order to vest fully in this benefit. For retirement prior to this date, the supplemental amount will vest pro-rata over a three-year period. The earliest Mr. Luterman may be eligible for a pro-rata benefit will be on June 2003. If there is a change-in-control, termination without cause, or if Mr. Luterman resigns for good reason, then the three-year vesting requirement will be waived and Mr. Luterman will immediately vest in all additional service provided for in this agreement.

(d) INDEBTEDNESS TO SYSTEM COMPANIES

None.


(e) PARTICIPATION IN BONUS AND PROFIT SHARING ARRANGEMENTS AND OTHER BENEFITS

The Corporate Annual Incentive Compensation Plan

The Board of Directors adopted the Corporate Annual Incentive Compensation Plan (the "Corporate Plan") in September 1998. The awards to be earned under the Corporate Plan will be paid as cash based upon annual performance results. For 2002, the performance measurement period included the twelve-month period from January 1, 2002 to December 31, 2002. The awards for this period were paid in March 2003. The Corporate Plan provides annual incentive awards to officers and all management employees who, by the nature and scope of their positions, regularly and directly make a significant contribution to the success of KeySpan in the achievement of corporate goals that the Committee believes are important to the shareholders of KeySpan. The specific corporate goals for the Corporate Plan are established by management and reviewed and approved by the Committee and the Board of Directors. The Corporate Plan is intended to improve shareholder return and corporate performance and includes goals which encourage growth in earnings per share, improved cash flow, corporate earnings, competitive positioning, customer satisfaction, control of operating expenses and other strategic initiatives. In addition, a corporate diversity measure was included as a performance measure in the Corporate Plan. Incentive awards as a percentage of cumulative salary paid in connection with 2002 results are based upon both Company and strategic business group performance. The incentive award ranges are established annually by the Committee for eligible executives and management employees in the Corporate Plan. Incentive award levels are intended to provide awards that are competitive within the industry at target award levels when performance results are achieved.

The 2002 Corporate Plan provided for award opportunities to executives which ranged from zero, if below target performance levels, up to 80% of cumulative paid salary at target performance levels, with a maximum award potential of 160% of cumulative paid salary at maximum performance levels. For 2002, the Chief Executive Officer had a target award level of 80% of cumulative paid salary with performance criteria based upon consolidated earnings per share, cash flow, customer satisfaction, diversity and other strategic initiatives. Based upon actual 2002 results, an award payout of 116% of cumulative paid salary was approved by the Committee and paid in March 2003. The amount reflected in the Summary Compensation table that was paid in March 2002 for performance during 2001 represented a payout of 32% of cumulative paid salary. Upon the recommendation of the HayGroup and the approval of the Committee and the Board, for the year 2003, the Chief Executive Officer's target award remains at 80% of cumulative paid salary. All executives in the Corporate Plan have a portion of their incentive award linked directly to overall corporate performance goals and to the results achieved in their respective strategic business group.

Pursuant to the Officers' Deferred Stock Unit Plan and consistent with the Company's desire to increase officer stock ownership, the Chief Executive Officer, the Named Executive Officers and certain other executives may elect to defer between 10% to 50% of their annual cash award under the Corporate Plan to purchase deferred stock units ("DSUs"), which track the performance of the Company's Common Stock but do not possess voting rights. Executives will also receive a 20% match by the Company on the amount deferred in each year. The DSUs must be deferred until retirement or resignation and are payable in Common Stock. The match on the deferral is also payable in Common Stock upon retirement or in the event of an executive's disability, death or upon change of control. The match is forfeited in the event of the executive's resignation prior to retirement. The Chief Executive Officer elected to defer 50% of his 2001 annual award, paid in March 2002 and 50% of his 2002 annual award, paid in March 2003, into a DSU account.

The Long-Term Performance Incentive Compensation Plan

As a result of the Committee's review of the competitiveness of KeySpan's total compensation program, and the HayGroup's review of the long-term incentive plans used by a majority of energy companies, the Committee recommended, and the Board of Directors adopted, the KeySpan Long-Term Performance Incentive Compensation Plan (the "Incentive Plan") in March 1999. The Incentive Plan was subsequently approved by the shareholders at the May 1999 Annual Meeting of Shareholders.

On May 10, 2001, shareholders approved an amendment to the Incentive Plan which increased the authorized shares to a total of 19,250,000. As of March 5, 2003, approximately 14,221,285 stock options, 127,408 restricted shares and 189,500 performance shares have been awarded under the Incentive Plan.

The Incentive Plan provides for the award of incentive stock options, non-qualified stock options, performance shares and restricted shares to key employees, directors and consultants of KeySpan and its subsidiaries as determined by the Committee. The purpose of the Incentive Plan is to optimize KeySpan's performance through incentives that directly link the participant's goals to those of KeySpan's shareholders and to attract and retain participants who make significant contributions to the success of KeySpan.

The stock option component of the Incentive Plan entitles the participants to purchase shares of Common Stock at an exercise price per share determined by the Committee that is no less than the closing price of the Common Stock on the New York Stock Exchange on the date of the grant. On September 26, 2002, the Board of Directors adopted upon the Committee's recommendation, Statement of Financial Accounting Statement ("SFAS") 123 and began expensing stock options prospectively commencing in 2003.

On March 1, 2002, based upon the performance of the Chief Executive Officer, the Committee approved a grant to Mr. Catell of 372,000 non-qualified stock options to purchase Common Stock at an exercise price of $32.66 (vesting over a three or five-year period, depending upon Company performance, or pro-rata upon retirement using the full months of employment from the grant date to retirement, divided by 36 months). In addition, Mr. Catell was also awarded 13,295 shares of restricted stock, which included a share price performance target linked to the lapse of restrictions. The minimum restriction period is two years. If the target share price is met at any time during years three and four, the restrictions will lapse. However, if the target is not achieved by the end of the fourth year, restrictions will not lapse until the end of the sixth year. In the event of retirement, the restrictions on the shares granted will lapse on a pro-rata basis using the full months of employment from the grant date to retirement, divided by 48 months.

Since 2001, the option award process has included a performance goal feature in the stock option vesting schedule for officers which directly links total shareholder return ("TSR") for KeySpan Common Stock to the options granted. The TSR goal measures the total return to shareholders of KeySpan Common Stock, including price appreciation and dividends. KeySpan's performance will be measured against the S&P Utility Group over a three-year performance period. Options were granted with a five-year pro-rata vesting schedule, rather than the traditional three-year pro-rata vesting schedule. If KeySpan achieves its TSR goal at the end of the three-year performance period, then those options that are not yet vested will vest immediately. If the TSR goal is not achieved in year three, the remaining unvested options will continue to vest on the five-year schedule.

Beginning in 2003, in order to further align the interests of executive officers to those of the shareholders, awards of performance shares to officers were approved by the Committee and the Board. Performance shares have been granted with a three-year performance period with a threshold, target and maximum performance level. Consistent with the stock option performance goal, performance shares will be measured by comparing KeySpan's cumulative three-year TSR. At threshold performance, 50% of the award shall be earned; at target, 100% of the award shall be earned; and at maximum, 150% of the award shall be earned. If the threshold level of performance is not achieved all shares granted shall be forfeited. In the event of retirement, performance shares shall be distributed based upon results achieved at the end of the performance period and pro-rated through the date of retirement.

On March 5, 2003, the Committee approved a grant to Mr. Catell of 208,800 non-qualified stock options to purchase Common Stock at an exercise price of $32.40 and 32,700 performance shares. The options shall vest over a three or five- year period, depending upon the Company's performance under the TSR goal. The goal for the three-year TSR has been set at the median of the S&P Utility Group. In the event of retirement, the options shall vest pro-rata using the number of full months of employment from the grant date to retirement, divided by 36 months.

During 2003, an aggregate of 1,194,200 non-qualified stock options and 188,500 performance shares were granted to all officers as a group. The grants of non-qualified stock options and performance shares were made to executives generally determined on the basis of the executive's performance and position within KeySpan and the level of such executive's compensation to focus such executives on the long-term interests of shareholders.

The Committee believes that performance based stock options and performance shares are directly linked to KeySpan's shareholder value. Consistent with this philosophy, the Committee has adopted stock ownership guidelines for directors and officers relating to their ownership of KeySpan Common Stock. These guidelines encourage increased ownership of KeySpan Common Stock and the retention of underlying shares upon the exercise of stock options by directors and officers. Pursuant to the guidelines, it is encouraged that the officers of the Company should have ownership of KeySpan Common Stock based upon a multiple of their base salary which has been set at one times base salary at the Vice President level to up to five times base salary for the Chairman and Chief
Executive Officer. These ownership levels should be reached within five years from the adoption of these guidelines. Officers not currently meeting the guidelines are encouraged when exercising stock options to retain a portion of the after-tax gain of such transaction in KeySpan Common Stock. As owners of KeySpan Common Stock, executives are fully aligned with the interests of our shareholders and the future success of KeySpan.


Compensation Under Retirement Plans

The Company's retirement plan provides retirement benefits based upon the individual participant's years of service and final average annual compensation (as defined below). The following table sets forth the estimated annual retirement benefits (exclusive of Social Security payments) payable to participants in the specified compensation and years-of-service categories, assuming continued active service until normal retirement age and that the Company's retirement plan is in effect at such time.

                                                                                  Benefits ($)
                                                                                Years of Service
                  ------------------------------------------------------------------------------------------------------------------
    Remuneration       15           20             25            30              35          40              45               50
    ------------
         ($)
                  -----------  -------------  -----------  ---------------  ----------  -------------  --------------   ------------
200,000. . . .       45,000       60,000         75,000         90,000       105,000      120,000          135,000          150,000
275,000. . . .       61,875       82,500        103,125        123,750       144,375      165,000          185,625          206,250
350,000. . . .       75,750      105,000        131,250        157,500       183,750      210,000          236,500          262,500
425,000. . . .       95,625      127,500        159,375        191,250       223,125      255,000          286,875          318,750
500,000. . . .      112,500      150,000        187,500        225,000       262,500      300,000          337,500          375,000
575,000. . . .      129,375      172,500        215,625        258,750       301,875      345,000          388,125          431,250
650,000. . . .      146,250      195,000        243,750        292,500       341,250      390,000          438,750          487,500
725,000. . . .      163,125      217,500        271,875        326,250       380,625      435,000          489,375          543,750
800,000. . . .      180,000      240,000        300,000        360,000       420,000      480,000          540,000          600,000
875,000. . . .      196,875      262,500        328,125        393,750       459,375      525,000          590,625          656,250
950,000. . . .      213,750      285,000        356,250        427,500       498,750      570,000          641,250          712,500
1,025,000. . . .    230,625      307,500        384,375        461,250       538,125      615,000          691,875          768,750
1,100,000. . . .    247,500      330,000        412,500        495,000       577,500      660,000          742,500          825,000
1,175,000. . . .    264,375      352,500        440,625        528,750       616,875      705,000          793,125          881,250
1,250,000. . . .    281,250      375,000        468,750        562,500       656,250      750,000          843,750          937,500
1,325,000. . . .    298,125      397,500        496,875        596,250       695,625      795,000          894,375          993,750
1,400,000. . . .    315,000      420,000        525,000        630,000       735,000      840,000          945,000        1,050,000
1,475,000. . . .    331,875      442,500        553,125        663,750       774,375      885,000          995,625        1,106,250
1,550,000. . . .    348,750      465,000        581,250        697,500       813,750      930,000        1,046,250        1,162,500
1,625,000. . . .    365,625      487,500        609,375        731,250       853,125      975,000        1,096,875        1,218,750

For purposes of the retirement plan, the final average annual compensation is the average annual compensation for the highest five consecutive years of earnings during the last ten years of credited service. The annual salary and bonus for the current year for the Named Executive Officers is indicated in the Annual Compensation columns of the Summary Compensation Table.

The number of years of credited service for R. B. Catell, the Chairman and Chief Executive Officer, based on continued service to age 69 and pursuant to the terms of his employment agreement, will result in Mr. Catell retiring with 47 years of service. The number of years of credited service for each of the other Named Executive Officers based on continued service with the Company to age 65, normal retirement age, will be as follows: W. P. Parker Jr. - 43 years, R. J. Fani - 42 years, S.L. Zelkowitz - 17 years and G. Luterman - 10 years.

The Code limits the annual compensation taken into consideration for, and the maximum annual retirement benefits payable to, a participant under the Company's retirement plan. For 2002, these limits were $200,000 and $160,000, respectively. Annual retirement benefits attributable to amounts in excess of these limits are provided for under the Company's excess benefit plan and not under the Company's retirement plan.

Senior Executive Change of Control Severance Plan

As of April 1, 2003, with the exception of Mr. Catell, 53 officers of the Company and certain subsidiaries will participate in the Senior Executive Change of Control Severance Plan (the "Change of Control Plan"). The Change of Control Plan, as amended, provides for the payment of severance and other benefits upon certain qualifying terminations of such executives within two (2) years of a "change of control" of the Company (as defined in the Change of Control Plan). The protection period under the Change of Control Plan commences upon the date that KeySpan enters into a definitive agreement, the transaction contemplated by which will, when consummated, constitute a change of control under the Change of Control Plan and will continue for a period of two years after the effective date of the actual change of control.

The benefits payable under the Change of Control Plan generally provide for (i) the payment of the sum of the executive's base salary, incentive compensation and compensation previously deferred by the executive, all through the date of termination; (ii) the payment of an amount equal to three times an executive's base salary and incentive compensation for any President, any Executive Vice President and certain Senior Vice Presidents of KeySpan and certain subsidiaries and two times an executive's base salary and incentive compensation for other officers; (iii) the payment of amounts under retirement plans; and (iv) the continuation of certain other benefits for a period of two to three years depending on the executive's position with the Company. The Change of Control Plan expires October 30, 2003, unless extended for an additional period by the Board of Directors; provided that, following a change of control, the Change of Control Plan shall continue until after all the executives who become entitled to any payments thereunder shall have received such payments in full.

(f) RIGHTS TO INDEMNITY

Directors and Officers Liability Insurance and Indemnity

KeySpan has director and officer ("D&O") liability insurance for the purpose of reimbursing the Company when it has indemnified its directors and officers. D&O liability insurance also provides direct payment to KeySpan's directors and officers under certain circumstances when KeySpan has not previously provided indemnification. KeySpan also has liability insurance which provides fiduciary coverage for KeySpan, its directors, officers and employees for any alleged breach of fiduciary duty under the Employee Retirement Income Security Act. The D&O and fiduciary liability insurances were purchased from Associated Electric & Gas Insurance Services, Energy Insurance Mutual Ltd., Zurich Insurance Group, Federal Insurance Company, The Hartford and STARR Excess for a one-year period commencing May 28, 2002 at a total cost of $2,655,099. The Company plans on renewing its D&O liability and fiduciary insurances for a one-year period commencing May 28, 2003.


ITEM 7.  CONTRIBUTIONS AND PUBLIC RELATIONS

Expenditures, disbursements or payments during the year, in money, goods or services, directly or indirectly, to or for the account of:

(1) Any political party, candidate for public office or holder of such office, or any committee or agent thereof.

     In July 2002, KeySpan Ravenswood LLC made a monetary contribution of $25,000 into the account of KeySpan Energy State Political Action Committee
("KPAC"). KPAC is a registered and reporting state political action committee established in accordance with the laws of the State of New York that independently makes political contributions in the State of New York. The $25,000 contribution to KPAC was made and reported in accordance with New York law.

(2) Any citizens group or public relations counsel.

                                          Calendar Year 2002
                                          -------------------------
                                                                        Accounts Charged
Name of Company and Name                                                if any,
or Number of Recipients                                                 Per Books of
or Beneficiaries                          Purpose                       Disbursing Company                        Amounts
-------------------------------------     ----------                    --------------------------                ------------

None.

ITEM 8.  SERVICE, SALES AND CONSTRUCTION CONTRACTS

Part I. Contracts for services, including engineering or construction services, or goods supplied or sold between System companies are as follows:

                                                    Calendar Year 2002**

                               Company              Company                                                       In Effect
Nature of                      Performing           Receiving                                Date of              On Dec. 31st
Transactions                   Service              Service             Compensation         Contract             (Yes or No)
----------------               --------------       ------------        -----------------    -----------          ----------------
Field Operations               KeySpan              KeySpan             $4,896,762           N/A                  N/A
                               Electric             Gas East
                               Services, LLC        Corporation

Field Operations               KeySpan              The Brooklyn        $4,141,340           N/A                  N/A
                               Electric             Union Gas
                               Services, LLC        Company

**   Certain   contracts  for   miscellaneous   field  operations  and  services
     aggregating less than $100,000 in consideration therefor have been omitted.



Part. II. Contracts to purchase services or goods between any System company and
(i) any affiliate company (other than a System company); or (ii) any other company in which any officer or director of the System company, receiving service under the contract, is a partner or owns 5 percent or more of any class of equity securities.

None.

Part III. Employment of any other person, by any System company, for the performance on a continuing basis, of management, supervisory or financial advisory services.

None.


ITEM 9.  WHOLESALE GENERATORS AND FOREIGN UTILITY COMPANIES

Part I. The following table shows the required information for investment in exempt wholesale generation and foreign utility companies as of December 31, 2002:

Foreign Utility Companies (FUCO):

(a) Company name, business address, facilities and interest held

          Phoenix Natural Gas Limited, 19 Clarendon Road, Belfast, Ireland BT1 3BG; KCI owns 24.5%.

(b) Capital invested, recourse debt, guarantees and transfer of assets between affiliates Capital invested - $53.096 million

          Recourse debt - None.
          Guarantees - None
          Asset transfers - None.

(c)  Debt to equity ratio and earnings

          Debt to equity ratio - N/A; Earnings - Net income of $268,370

(d)  Contracts for service, sales or construction with affiliates

          None.

(a)  Company name, business address, facilities and interest held

          FINSA Energeticos, S. de R.L. de C.V., Paseo de la Reforma 300, Piso 14, col. Juarez, Mexico D.F. 06600; Owns a small gas distribution facility in Mexico and is also involved in the development of generation and gas pipeline projects in Mexico; GKS owns 50%.

(b) Capital invested, recourse debt, guarantees and transfer of assets between affiliates

          Capital invested - $0
          Recourse debt - None.
          Guarantees - None
          Asset transfers - None.

(c)  Debt to equity ratio and earnings

          Debt to equity ratio - N/A; Earnings - $0

(d)  Contracts for service, sales or construction with affiliates

          None.

Exempt Wholesale Generators (EWG):

(a) Company name, business address, facilities and interest held

          KeySpan-Ravenswood, LLC, One MetroTech Center, Brooklyn, NY 11201; Owns and operates the 2,168-megawatt Ravenswood electric-generating facility which represents 27% of New York City's "in-city" electric-generation capacity; KSC owns 100%.

(b) Capital invested, recourse debt, guarantees and transfer of assets between affiliates

          Capital invested - $727.737 million[1]
          Recourse debt - None.
          Guarantees - None.
          Asset transfers - None.

(c)  Debt to equity ratio and earnings

          Debt to equity ratio - 39.8%; Earnings - $58.947million

(d)  Contracts for service, sales or construction with affiliates

          There is a service level agreement between KeySpan-Ravenswood, LLC and
          KeySpan  Corporate  Services  LLC.  Additionally,   KeySpan-Ravenswood
          Services Corp. operates the plant.

(a) Company name, business address, facilities and interest held

          KeySpan-Port Jefferson Energy Center, LLC, One MetroTech Center, Brooklyn, NY 11201; is a Delaware corporation and is an exempt wholesale generator ("EWG"). KeySpan-Port Jefferson developed and constructed a 79.9 megawatt electric peaking facility on Long Island, New York. It sells wholesale capacity, energy and ancillary services at market based rates approved by the Federal Energy Regulatory Commission ("FERC"). The facility commenced commercial operations on July 1, 2002. Pursuant to its market based rate authority, KeySpan-Port Jefferson entered into an agreement with the Long Island Power Authority ("LIPA") to sell all the capacity, energy and ancillary services from the facility for twenty (20) years. LIPA provides electricity to approximately 1 million customers on Long Island.

--------
1 $182.188 million of the total capital invested has been invested in an expansion to the Ravenwood facility. The expansion will add a 250-megawatt state-of-the-art gas-fired combined-cycle. Construction is underway and it is anticipated that the new unit will be operational in late 2003.

(b) Capital invested, recourse debt, guarantees and transfer of assets between affiliates

          Capital invested - $101.074 million
          Recourse debt - None.
          Guarantees - None.
          Asset transfers - None.

(c)  Debt to equity ratio and earnings

          Debt to equity ration - N/A; Earnings - $2.099 million

(d) Contracts for service, sales or construction with affiliates

          There is a service agreement between KeySpan-Port Jefferson with each of KeySpan Corporate Services LLC and KeySpan Engineering and Survey, Inc.

(a)  Company name, business address, facilities and interest held

          KeySpan-Glenwood  Energy Center, LLC, One MetroTech Center,  Brooklyn,
          NY 11201; is a Delaware corporation and is an exempt wholesale generator ("EWG"). KeySpan-Glenwood developed and constructed a 79.9 megawatt electric peaking facility on Long Island, New York. It sells wholesale capacity, energy and ancillary services at market based rates approved by the Federal Energy Regulatory Commission ("FERC"). The facility commenced commercial operations on June 1, 2002. Pursuant to its market based rate authority, KeySpan-Glenwood entered into an agreement with the Long Island Power Authority ("LIPA") to sell all the capacity, energy and ancillary services from the facility for twenty (20) years. LIPA provides electricity to approximately 1 million customers on Long Island.

(b) Capital invested, recourse debt, guarantees and transfer of assets between affiliates

          Capital invested - $93.071 million
          Recourse debt - None.
          Guarantees - None.
          Asset transfers - None.

(c)  Debt to equity ratio and earnings

          Debt to equity ratio - N/A; Earnings - $1.848 million


(d) Contracts for service, sales or construction with affiliates There is a service agreement between KeySpan-Glenwood with each of KeySpan Corporate Services LLC and KeySpan Engineering and Survey, Inc.

Part II.  See Exhibit's G and H

Part III. KeySpan Corporation's aggregate investment in FUCO's is $53,097,000 and its aggregate investment in EWG's is $921,882,000 as of December 31, 2002. KeySpan Corporation's aggregate investment in FUCO's and EWG's is 41.3% of its aggregate capital investment in its domestic public-utility subsidiary companies.


ITEM 10.  FINANCIAL STATEMENTS AND EXHIBITS

                  (Filed confidentially pursuant to Rule 104)

                       OPINION OF INDEPENDENT ACCOUNTANTS

     The Opinion of Independent Accountants as to KeySpan Corporation's consolidated financial statements and the footnotes to such statements for the year ended December 31, 2002, has been filed along with KeySpan Corporation's Annual Report on Form 10-K and is incorporated by reference herein as if the same were filed in its entirety herewith

                                    EXHIBIT A



     The KeySpan Corporation Annual Report on Form 10-K for the Period from January 1, 2002 to December 31, 2002, and the exhibits thereto, filed on behalf of itself and each of its subsidiaries is incorporated by reference herein as if the same were filed in its entirety herewith.

                                    EXHIBIT B

     Each of the following documents, unless otherwise provided herein, has been filed as Exhibit 3.1 to KeySpan Corporation's Annual Report on Form 10-K for the Period from January 1, 2002 to December 31, 2002, and is incorporated by reference herein as if the same were filed in its entirety herewith:

          Certificate of Incorporation of the Company effective April 16, 1998, Amendment to Certificate of Incorporation of the Company effective May 26,1998, Amendment to Certificate of Incorporation of the Company effective June 1, 1998, Amendment to the Certificate of Incorporation of the Company effective April 7, 1999 and Amendment to the Certificate of Incorporation of the Company effective May 20, 1999 (filed as Exhibit 3.1 to the Company's Form 10-Q for the quarterly period ended June 30, 1999).

     Each of the following documents, unless otherwise provided herein, has been filed as Exhibit 3.2 to KeySpan Corporation's Annual Report on Form 10-K for the Period from January 1, 2002 to December 31, 2002, and is incorporated by reference herein as if the same were filed in its entirety herewith:

          ByLaws of the Company as amended April 25, 2002 (filed as Exhibit 3.1 to the Company's Form 10-Q for the period ended March 31, 2002).

                                    EXHIBIT C

     Each of the following documents, unless otherwise provided herein, has been filed under the exhibit number indicated below as an exhibit to KeySpan Corporation's Annual Report on Form 10-K and is incorporated by reference herein as if the same were filed in its entirety herewith:

Key:           *    Filed with  KeySpan's  Annual  Report on Form 10-K for the
---                 year ended December 31, 2002

               **   Management contract or compensation plan


Exhibit
Number
from
Form 10-K            Exhibit
---------            -------

2 Purchase Agreement by and among Eastern Enterprises, Landgrove Corp. and KeySpan Corporation for the acquisition of Midland Enterprises dated as of January 23, 2002 (filed as Exhibit 2 to the Company's Form 10-K for the year ended December 31, 2001)

3.1 Certificate of Incorporation of the Company effective April 16, 1998, Amendment to Certificate of Incorporation of the Company effective May 26,1998, Amendment to Certificate of Incorporation of the Company effective June 1, 1998, Amendment to the Certificate of Incorporation of the Company effective April 7, 1999 and Amendment to the Certificate of Incorporation of the Company effective May 20, 1999 (filed as Exhibit 3.1 to the Company's Form 10-Q for the quarterly period ended June 30, 1999)

3.2 ByLaws of the Company in effect on April 25, 2002, as amended (filed as Exhibit 3.1 to the Company's Form 10-Q for the quarterly period ended March 31, 2002)

4.1-a Indenture, dated as of November 1, 2000, between KeySpan Corporation and the Chase Manhattan Bank, as Trustee, with the respect to the issuance of Debt Securities (filed as Exhibit 4-a to Amendment No. 1 to Form S-3 Registration Statement No. 333-43768 and filed as Exhibit 4-a to the Company's Form 8-K on November 20, 2000)

4.1-b Form of Note issued in connection with the issuance of the 7.25% notes issued on November 20, 2000 (filed as Exhibit 4-b to the Company's Form 8-K on November 20, 2000)

4.1-c Form of Note issued in connection with the issuance of the 7.625% notes issued on November 20, 2000 (filed as Exhibit 4-c to the Company's Form 8-K on November 20, 2000)

4.1-d Form of Note issued in connection with the issuance of the 8.0% notes issued on November 20, 2000 (filed as Exhibit 4-d to the Company's Form 8-K on November 20, 2000)

4.1-e Form of Note issued in connection with the issuance of the 6.15% notes issued on May 24, 2001 (filed as Exhibit 4 to the Company's Form 8-K on May 24, 2001)

4.2-a Indenture, dated December 1, 1999, between KeySpan and KeySpan Gas East Corporation, the Registrants, and the Chase Manhattan Bank, as Trustee, with respect to the issuance of Medium-Term Notes, Series A, (filed as Exhibit 4-a to Amendment No. 1 to the Company's and KeySpan Gas East Corporation's Form S-3 Registration Statement No. 333-92003)

 4.2-b Form of Medium-Term Note issued in connection with the issuance of KeySpan Gas East Corporation 7 7/8% notes issued on February 1, 2000 (filed as Exhibit 4 to the Company's Form 8-K on February 1, 2000)

Exhibit
Number
from
Form 10-K            Exhibit
---------            -------

4.2-c Form of Medium-Term Note issued in connection with the issuance of KeySpan Gas East Corporation 6.9% notes issued on January 19, 2001 (filed as Exhibit 4.3 to the Company's Form 10-K for the year ended December 31, 2000)

4.3-a Participation Agreements dated as of February 1, 1989, between NYSERDA and The Brooklyn Union Gas Company relating to the Adjustable Rate Gas Facilities Revenue Bonds ("GFRBs") Series 1989A and Series 1989B (filed as Exhibit 4 to The Brooklyn Union Gas Company's Form 10-K for the year ended September 30, 1989)

4.3-b Indenture of Trust, dated February 1, 1989, between NYSERDA and Manufacturers Hanover Trust Company, as Trustee, relating to the Adjustable Rate GFRBs Series 1989A and 1989B (filed as Exhibit 4 to the Brooklyn Union Gas Company's Form 10-K for the year ended September 30, 1989)

4.3-c First Supplemental Participation Agreement dated as of May 1, 1992 to Participation Agreement dated February 1, 1989 between NYSERDA and The Brooklyn Union Gas Company relating to Adjustable Rate GFRBs, Series 1989A & B (filed as Exhibit 4 to The Brooklyn Union Gas Company's Form 10-K for the year ended September 30, 1992)

4.3-d First Supplemental Trust Indenture dated as of May 1, 1992 to Trust Indenture dated February 1, 1989 between NYSERDA and Manufacturers Hanover Trust Company, as Trustee, relating to Adjustable Rate GFRBs, Series 1989A & B (filed as Exhibit 4 to The Brooklyn Union Gas Company's Form 10-K for the year ended September 30, 1992)

4.4-a Participation Agreement, dated as of July 1, 1991, between NYSERDA and The Brooklyn Union Gas Company relating to the GFRBs Series 1991A and 1991B (filed as Exhibit 4 to The Brooklyn Union Gas Company's Form 10-K for the year ended September 30, 1991)

4.4-b Indenture of Trust, dated as of July 1, 1991, between NYSERDA and Manufacturers Hanover Trust Company, as Trustee, relating to the GFRBs Series 1991A and 1991B (filed as Exhibit 4 to The Brooklyn Union Gas Company's Form 10-K for the year ended September 30, 1991)

4.5-a Participation Agreement, dated as of July 1, 1992, between NYSERDA and The Brooklyn Union Gas Company relating to the GFRBs Series 1993A and 1993B (filed as Exhibit 4 to The Brooklyn Union Gas Company's Form 10-K for the year ended September 30, 1992)

4.5-b Indenture of Trust, dated as of July 1, 1992, between NYSERDA and Chemical Bank, as Trustee, relating to the GFRBs Series 1993A and 1993B (filed as Exhibit 4 to The Brooklyn Union Gas Company Form 10- K for the year ended September 30, 1992)

4.6-a First Supplemental Participation Agreement dated as of July 1, 1993 to Participation Agreement dated as of June 1, 1990, between NYSERDA and The Brooklyn Union Gas Company relating to GFRBs Series C (filed as Exhibit 4 to The Brooklyn Union Gas Company's Form 10-K for the year ended September 30,
                    1993)

4.6-b First Supplemental Trust Indenture dated as of July 1, 1993 to Trust Indenture dated as of June 1, 1990 between NYSERDA and Chemical Bank, as Trustee, relating to GFRBs Series C (filed as Exhibit 4 to The Brooklyn Union Gas Company's Form 10-K for the year ended September 30, 1993)

4.7-a Participation Agreement, dated July 15, 1993, between NYSERDA and Chemical Bank as Trustee, relating to the GFRBs Series D-1 1993 and Series D-2 1993 (filed as Exhibit 4 to The Brooklyn Union Gas Company's Form S-8 Registration Statement No. 33-66182)

Exhibit
Number
from
Form 10-K            Exhibit
---------            -------

4.7-b Indenture of Trust, dated July 15, 1993, between NYSERDA and Chemical Bank as Trustee, relating to the GFRBs Series D-1 1993 and D-2 1993 (filed as Exhibit 4 to The Brooklyn Union Gas Company's Form S-8 Registration Statement No. 33-66182)

4.8-a Participation Agreement, dated January 1, 1996, between NYSERDA and The Brooklyn Union Gas Company relating to GFRBs Series 1996 (filed as Exhibit 4 to The Brooklyn Union Gas Company's Form 10-K for the year ended September 30, 1996)

4.8-b Indenture of Trust, dated January 1, 1996, between NYSERDA and Chemical Bank, as Trustee, relating to GFRBs Series 1996 (filed as Exhibit 4 to The Brooklyn Union Gas Company's Form 10-K for the year ended September 30, 1996)

4.9-a Participation Agreement, dated as of January 1, 1997, between NYSERDA and The Brooklyn Union Gas Company relating to GFRBs 1997 Series A (filed as Exhibit 4 to The Brooklyn Union Gas Company's Form 10-K for the year ended September 30, 1997)

4.9-b Indenture of Trust, dated January 1, 1997, between NYSERDA and Chase Manhattan Bank, as Trustee, relating to GFRBs 1997 Series A (filed as Exhibit 4 to The Brooklyn Union Gas Company's Form 10-K for the year ended September 30, 1997)

4.9-c Supplemental Trust Indenture, dated as of January 1, 2000, by and between New York State NYSERDA and The Chase Manhattan Bank, as Trustee, relating to the GFRBs 1997 Series A (filed as Exhibit 4.11 to the Company's Form 10-K for the year ended December 31, 1999)

4.10-a Participation Agreement dated as of December 1, 1997 by and between NYSERDA and Long Island Lighting Company relating to the 1997 EFRBs, Series A (filed as Exhibit 10(a) to the Company's Form 10-Q for the quarterly period ended September 30, 1998)


4.10-b Indenture of Trust dated as of December 1, 1997 by and between NYSERDA and The Chase Manhattan Bank, as Trustee, relating to the 1997 Electric Facilities Revenue Bonds (EFRBs), Series A (filed as Exhibit 10(a) to the Company's Form 10-Q for the quarterly period ended September 30, 1998)

4.11-a Participation Agreement, dated as of October 1, 1999, by and between NYSERDA and KeySpan Generation LLC relating to the 1999 Pollution Control Refunding Revenue Bonds, Series A (filed as Exhibit 4.10 to the Company's Form 10-K for the year ended December 31, 1999)


4.11-b Trust Indenture, dated as of October 1, 1999, by and between NYSERDA and The Chase Manhattan Bank, as Trustee, relating to the 1999 Pollution Control Refunding Revenue Bonds, Series A (filed as Exhibit 4.10 to the Company's Form 10-K for the year ended December 31, 1999)


4.12 Indenture dated as of December 1, 1989 between Boston Gas Company and The Bank of New York, Trustee (Filed as Exhibit
                    4.2 to Boston Gas Company's Form S-3 (File No. 33-31869).


4.13 Agreement of Registration, Appointment and Acceptance dated as of November 18, 1992 among Boston Gas Company, The Bank of New York as Resigning Trustee, and The First National Bank of Boston as Successor Trustee. (Filed as an exhibit to Boston Gas Company's S-3 Registration S (File No. 33-31869))


4.14 Second Amended and Restated First Mortgage Indenture for Colonial Gas Company dated as of June 1, 1992 (filed as
                    Exhibit 4(b) to Colonial Gas Company's Form 10-Q for the quarter ended June 30, 1992)

Exhibit
Number
from
Form 10-K            Exhibit
---------            -------

4.15 First Supplemental Indenture for Colonial Gas Company dated as of June 15, 1992 (filed as Exhibit 4(c) to Colonial Gas Company's Form 10-Q for the quarter ended June 30, 1992)

4.16 Second Supplemental Indenture for Colonial Gas Company dated as of September 27, 1995 (filed as Exhibit 4(c) to Colonial Gas Company's Form 10-K for the fiscal year ended December 31, 1995)


4.17 Amendment to Second Supplemental Indenture for Colonial Gas Company dated as of October 12, 1995 (filed as Exhibit 4(d) to Colonial Gas Company's Form 10-K for the fiscal year ended December 31, 1995)

4.18 Third Supplemental Indenture for Colonial Gas Company dated as of December 15, 1995 (filed as Exhibit 4(f) to Colonial Gas Company's Form S-3 Registration Statement dated January 5, 1998)

4.19 Fourth Supplemental Indenture for Colonial Gas Company dated as of March 1, 1998 (filed as Exhibit 4(l) to Colonial Gas Company's Form 10-Q for the quarter ended March 31, 1998)

4.20 Trust Agreement dated as of June 22, 1990 between Colonial Gas Company (as Trustor) and Shawmut Bank, N.A. (as Trustee) (filed as Exhibit 10(d) to Colonial Gas Company's Form 10-Q for the period ended June 30, 1990)

4.21 Gas Service, Inc. General and Refunding Mortgage Indenture, dated as of June 30, 1987, as amended and supplemented by a First Supplemental Indenture, dated as of October 1, 1988, and by a Second Supplemental Indenture, dated as of August 31, 1989 (filed as Exhibit 4.1 to EnergyNorth, Inc.'s Form 10-K for the fiscal year ended September 30, 1989 (File No. 0-11035)

4.22 Third Supplemental Indenture, dated as of September 1, 1990, to Gas Service, Inc. General and Refunding Mortgage Indenture, dated as of June 30, 1987 (filed as Exhibit 4.2 to EnergyNorth, Inc.'s Form 10-K for the fiscal year ended September 30, 1990 (File No. 0-11035)

4.23 Fourth Supplemental Indenture, dated as of January 10, 1992, to Gas Service, Inc. General and Refunding Mortgage Indenture, dated as of June 30, 1987 (filed as Exhibit 4.3 of EnergyNorth, Inc.'s Form 10-K for the fiscal year ended September 30, 1992 (File No. 0-11035)

4.24 Fifth Supplemental Indenture, dated as of February 1, 1995, to Gas Service, Inc. General and Refunding Mortgage Indenture, dated as of June 30, 1987 (filed as Exhibit 4.4 to EnergyNorth, Inc.'s Form 10-K for the fiscal year ended September 30, 1996 (File No. 1-11441)

4.25 Sixth Supplemental Indenture, dated as of September 15, 1997, to Gas Service, Inc. General and Refunding Mortgage Indenture, dated as of June 30, 1987 (filed as Exhibit 4.5 to EnergyNorth Natural Gas, Inc.'s Amendment No. 1 to Registration Statement on Form S-1, No. 333-32949, dated September 10, 1997)


4.26 Indenture dated as of June 1, 1986 between Essex Gas Company and Centerre Trust Company of St. Louis, Trustee. (Filed as an Exhibit to Essex Gas Company's Registration Statement on Form S-2, filed June 19, 1986, File No. 33-6597).

4.27 Twelfth Supplemental Indenture dated as of December 1, 1990, between Essex Gas Company and Centerre Trust Company of St. Louis, Trustee, providing for a 10.10 percent Series due 2020. (Filed as Exhibit 4-14 to Essex Gas Company's Form 10-Q for the quarter ended February 28, 1991).

Exhibit
Number
from
Form 10-K            Exhibit
---------            -------

4.28 Fifteenth Supplemental Indenture dated as of December 1, 1996, between Essex Gas Company and Centerre Trust Company of St. Louis, Trustee, providing for a 7.28 percent Series due 2017. (Filed as Exhibit 4.5 to the Essex Gas Company's Form 10-Q for the quarter ended February 28, 1997).

4.29                Bond  Purchase  Agreement  dated  December 1, 1990,  between
                    Allstate Life Insurance Company of New York, and Essex County Gas Company. (Filed as an Exhibit to Company's Form 10-Q for the quarter ended February 28, 1991).

4.30-a Letter of Credit and Reimbursement Agreement, dated as of December 1, 2000, by and between KeySpan Generation LLC and National Westminister Bank PLC relating to the Electric Facilities Revenue Bonds ("EFRBs") Series 1997A (filed as
                    Exhibit 4.10 to the Company's Form 10-K for the year ended December 31, 2000).

4.30-b* Extension Agreement, dated as of November 20, 2002 by and between KeySpan Generation LLC and National Westmnister Bank PLC, relating to the Letter of Credit and Reimbursement Agreement, dated as of December 1, 2000

4.31 Indenture, dated as of March 2, 1998, between The Houston Exploration Company and The Bank of New York, as Trustee, with respect to the 8 5/8% SENIOR Subordinated Notes Due 2008 (including form of 8 5/8% SENIOR Subordinated Note Due
                    2008) (filed as Exhibit 4.1 to The Houston Exploration Company's Registration Statement on Form S-4 (No. 333-50235))

10.1 Amendment, Assignment and Assumption Agreement dated as of September 29, 1997 by and among The Brooklyn Union Gas Company, Long Island Lighting Company and KeySpan Energy Corporation (filed as Exhibit 2.5 to Schedule 13D by Long Island Lighting Company on October 24, 1997)

10.2 Agreement and Plan of Merger dated as of June 26, 1997 by and among BL Holding Corp., Long Island Lighting Company, Long Island Power Authority and LIPA Acquisition Corp. (filed as Annex D to Registration Statement on Form S-4, No. 333-30353 on June 30, 1997)

10.3 Agreement of Lease between Forest City Jay Street Associates and The Brooklyn Union Gas Company dated September 15, 1988 (filed as an exhibit to The Brooklyn Union Gas Company's Form 10-K for the year ended September 30, 1996)

10.4-a Management Services Agreement between Long Island Power Authority and Long Island Lighting Company dated as of June 26, 1997 (filed as Annex D to Registration Statement on Form S-4, No. 333- 30353, on June 30, 1997)

10.4-b* Amendment dated as of March 29, 2002 to Management Services Agreement between Long Island Lighting Company d/b/a LIPA and KeySpan Electric Services LLC dated as of June 26, 1997

10.5 Power Supply Agreement between Long Island Lighting Company and Long Island Power Authority dated as of June 26, 1997 (filed as Annex D to Registration Statement on Form S-4, No. 333-30353, on June 30, 1997)

10.6-a Energy Management Agreement between Long Island Lighting Company and Long Island Power Authority dated as of June 26, 1997 (filed as Annex D to Registration Statement on Form S-4, No. 333-30353, on June 30, 1997)

Exhibit
Number
from
Form 10-K            Exhibit
---------            -------

10.6-b* Amendment dated as of March 29, 2002 to Energy Management Agreement between Long Island Lighting Company d/b/a LIPA and KeySpan Energy Trading Services LLC dated as of June 26, 1997

10.7-a Generation Purchase Rights Agreement between Long Island Lighting Company and Long Island Power Authority dated as of June 26, 1997 (filed as Exhibit 10.17 to the Company's Annual Report on Form 10-K for the year ended December 31,
                    2001)

10.7-b Amendment dated as of March 29, 2002 to Generation Purchase Right Agreement by and between KeySpan Corporation as Seller, and Long Island Lighting Company d/b/a LIPA as Buyer, dated as of June 26, 1997 (filed as Exhibit 10.1 to the Company's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2002)

10.8** Employment Agreement dated September 10, 1998, between KeySpan and Robert B. Catell (filed as Exhibit (10)(b) to
                    the  Company's   Quarterly  Report  on  Form  10-Q  for  the
                    quarterly period ended September 30, 1998)

10.9** First Amendment dated as of February 24, 2000, to the Employment Agreement dated September 10, 1998, between KeySpan and Robert B. Catell (filed as Exhibit 10.12-a to the Company's Annual Report on Form 10-K for the year ended December 31, 2000)

10.10** Second Amendment dated as of June 26, 2002, to the Employment Agreement dated September 10, 1998, between KeySpan and Robert B. Catell (filed as Exhibit 10.1 to the Company's Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2002)

10.11* Supplemental Retirement Agreement dated July 1, 2002 between KeySpan and Gerald Luterman

10.12* Supplemental Retirement Agreement dated July 1, 2002 between KeySpan and Steven L. Zelkowitz

10.13* Supplemental Retirement Agreement dated July 1, 2002 between KeySpan and David J. Manning

10.14* Supplemental Retirement Agreement dated July 1, 2002 between KeySpan and Neil Nichols

10.15* Supplemental Retirement Agreement dated July 1, 2002 between KeySpan and Elaine Weinstein

10.16**             Amended Directors'  Deferred  Compensation Plan (filed as
                    Exhibit 10.27 to the Company's Form 10-K for the year ended December 31, 2001)

10.17**  *          Officers'   Deferred   Stock  Unit  Plan  of  KeySpan
                    Corporation

10.18** *           Officers'  Deferred  Stock Unit Plan KeySpan  Services,
                    Inc.

10.19** Corporate Annual Incentive Compensation and Gainsharing Plan (filed as Exhibit 10.20 to the Company's Form 10-K for the year ended December 31, 2000)

10.20**             Senior  Executive  Change  of  Control   Severance  Plan
                    effective as of October 30, 1998 (filed as Exhibit 10.20 to the Company's Form 10-K for the year ended December 31,
                    1998)

10.21**             KeySpan's   Amended  Long  Term  Performance   Incentive
                    Compensation Plan (filed as Exhibit A to the Company's 2001 Proxy Statement on March 23, 2001)

Exhibit
Number
from
Form 10-K            Exhibit
---------            -------

10.22 Rights Agreement dated March 30, 1999, between the KeySpan and the Rights Agent (filed as Exhibit 4 to the Company's Form 8-K, on March 30, 1999)

10.23 Generating Plant and Gas Turbine Asset Purchase and Sale Agreement for Ravenswood for Ravenswood Generating Plants and Gas Turbines dated January 28, 1999, between the KeySpan and Consolidated Edison Company of New York, Inc. (filed as
                    Exhibit 10(a) to the Company's Form 10-Q for the quarterly period ended March 31, 1999)

10.24 Lease Agreement dated June 9, 1999, between KeySpan-Ravenswood, LLC and LIC Funding, Limited Partnership (filed as Exhibit 10.2 to the Company's Form 10-Q for the quarterly period ended June 30, 1999)

10.25* First Amendment to the Lease between KeySpan-Ravenswood, LLC and LIC Funding, Limited Partnership, dated as of June 27, 2002

10.26 Guaranty dated June 9, 1999, from KeySpan in favor of LIC Funding, Limited Partnership (filed as Exhibit 10.1 to the Company's Form 10-Q for the quarterly period ended June 30,
                    1999)

10.27*              Purchase   Agreement   by  and  among  Duke   Energy  Gas
                    Transmission Corporation, Algonquin Energy, Inc., KeySpan LNG GP, LLC and KeySpan LNG LP, dated as of December 12, 2002

10.28 Restated Exploration Agreement between The Houston Exploration Company and KeySpan Exploration and Production, L.L.C., dated June 30, 2000, (filed as Exhibit 10.1 to The Houston Exploration Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2000, File No. 001-11899)

10.29 Revolving Credit Facility between The Houston Exploration Company and Wachovia Bank, National Association, as issuing bank and administrative agent, Bank of Nova Scotia and Fleet National Bank as co- syndication agents and BNP Paribas as documentation agent dated July 15, 2002 (filed as Exhibit
                    10.1 to The Houston Exploration Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2002, File No. 001-11899)

10.30-a             Credit  Agreement  among KeySpan Energy  Development  Co.
                    several Lenders and the Royal Bank of Canada, as Agent, for $125,000,000 (Canadian) Credit Facility, dated as of October 13, 2000 (filed as Exhibit 10.10 to the Company's Annual Report on Form 10-K for the year ended December 31, 2001)

10.30-b Consent, Waiver and Amending Agreement among KeySpan Energy Development Co., several Lenders and the Royal Bank of Canada, as Agent, for the $125,000,000 (Canadian) Credit Facility, dated as of December 22, 2000 (filed as Exhibit
                    10.11 to the Company's Annual Report on Form 10-K for the year ended December 31, 2001)

10.30-c             Second   Amending   Agreement   among   KeySpan   Energy
                    Development Co., several Lenders and the Royal Bank of Canada, as Agent, for the $125,000,000 (Canadian) Credit Facility, dated as of October 12, 2001 (filed as Exhibit
                    10.12 to the Company's Annual Report on Form 10-K for the year ended December 31, 2001)

10.30-d*            Extendible   Revolving   Credit  Facility  Amended  and
                    Restated Credit Agreement among KeySpan Energy Development Co., National Bank Financial, ATB Financial and Certain Financial Institutions with National Bank of Canada, dated as of January 24, 2003

Exhibit Number
from
Form 10-K            Exhibit
---------            -------

10.31-a Credit Agreement among KeySpan Energy Development Co., Borrower, the Several Lenders' and Royal Bank of Canada, Administrative Agent, dated July 29, 1999 (filed as Exhibit 10.37-a to the Company's Annual Report on Form 10-K for the year ended December 31, 2001)

10.31-b First Amending Agreement dated as of October 13, 2000 to the Credit Agreement among KeySpan Energy Development Co., Borrower, the Several Lenders' and Royal Bank of Canada, Administrative Agent dated July 29, 1999 (filed as Exhibit 10.37-b to the Company's Annual Report on Form 10-K for the year ended December 31, 2001)

10.31-c Second Amending Agreement dated as of December 15, 2000 to the Credit Agreement among KeySpan Energy Development Co., Borrower, the Several Lenders' and Royal Bank of Canada, Administrative Agent dated July 29, 1999 (filed as
                    Exhibit 10.37-c to the Company's Annual Report on Form 10-K for the year ended December 31, 2001)

10.31-d* Third Amending Agreement dated as of December 20, 2002 to the Credit Agreement among KeySpan Energy Development Co., Borrower, the Several Lenders' and Royal Bank of Canada, Administrative Agent dated July 29, 1999

10.32 Guarantee Agreement by KeySpan Corporation in favor of the Several Lenders to KeySpan Energy Development Co. dated as of July 29, 1999 (filed as Exhibit 10.38 to the Company's Annual Report on Form 10-K for the year ended December 31,
                    2001)

10.33 Credit Agreement among KeySpan Corporation, the several Lenders, ABN AMRO Bank, N.V. and Citibank, N.A., as Co-Syndication Agents, The Bank of New York and The Royal Bank of Scotland PLC, as Co-Documentation Agents, and J.P. Morgan Chase Bank, as Administrative Agent for $1.3 billion, dated as of July 9, 2002 (filed as Exhibit 4.1 to the Company's Form 10-Q for the quarterly period ended June 30,
                    2002)

12* Computation in support of ratio of earnings to fixed charges and ratio of combined fixed charges and dividends

21*                 Subsidiaries of the Registrant

23.1*               Consent of Deloitte & Touche LLP, Independent Auditors

23.2*               Consent   of   Netherland,   Sewell  &   Associates,   Inc.,
                    Independent Petroleum Consultants

23.3*               Consent  of Miller and Lents,  Ltd.,  Independent  Petroleum
                    Consultants

24.1*               Power of  Attorney  executed by Robert B. Catell on March 6,
                    2003

24.2*               Power of  Attorney  executed  by  Andrea S.  Christensen  on
                    March 6, 2003

24.3*               Power of Attorney  executed by Donald H. Elliott on March 6,
                    2003

24.4*               Power of Attorney  executed  by Alan H.  Fishman on March 6,
                    2003

24.5*               Power of  Attorney  executed  by J.  Atwood Ives on March 6,
                    2003

24.6*               Power of  Attorney  executed  by James R.  Jones on March 6,
                    2003

Exhibit
Number
from
Form 10-K           Exhibit
---------           -------

24.7*               Power of Attorney  executed by James L.  Larocca on March 6,
                    2003

24.8*               Power of Attorney  executed  by Stephen W.  McKessy on March
                    6, 2003

24.9*               Power of  Attorney  executed by Edward D. Miller on March 6,
                    2003

24.10*              Power of Attorney executed by Edward Travaglianti on March
                    6, 2003

24.11* Certified copy of the Resolution of the Board of Directors authorizing signatures pursuant to power of attorney

                                    EXHIBIT D


     KeySpan Corporation, on behalf of itself and each of its subsidiaries, has filed a Form of Tax Allocation Agreement as Exhibit F-1 to its Application on Form U-1, as filed November 8, 2000, File No. 70-09699. Pursuant to the Security and Exchange Commission's Order in connection with this proceeding, jurisdiction has been reserved, pending completion of the record, over implementation of the Tax Allocation Agreement. The Commission has directed KeySpan to file a post-effective amendment in this proceeding requesting the release of jurisdiction over the implementation of the Tax Allocation Agreement by May 9, 2003.

     An interim Tax Allocation Agreement is presently in effect and has been filed as exhibit F-2 to KeySpan's application on Form U-1, as filed November 8, 2000, File No. 70-09699, as amended, and is incorporated by reference herein as if the same were filed in its entirety herewith.

                                    EXHIBIT E


     Chart of Accounts for KeySpan Corporation System Companies (Pursuant to Rule 26):

     The  Federal  Energy  Regulatory  Commission  ("FERC")  Uniform  System  of
Accounts is used by most of the KeySpan Corporation system companies with modifications as necessary to account for non-utility business operations. Certain KeySpan system companies do not follow the FERC Uniform System of Accounts; those companies use the typical commercial chart of accounts applicable for that type of business operation.

                                    EXHIBIT F


     The requested information is included with the consolidated financials of KeySpan Corporation which are filed confidentially herewith pursuant to Rule 104.

                                    EXHIBIT G


     Organizational chart showing the relationship of each EWG and FUCO to other system companies:

     Each direct and indirect subsidiary of KSC listed below is owned by the company immediately above it that is not indented to the same degree. The percentage ownership is 100% except where otherwise indicated.

KeySpan Corporation
      KeySpan-Ravenswood, Inc. (EWG)

      KeySpan Energy Corporation

             KeySpan Energy Development Corporation

                    KeySpan International Corporation

                            KeySpan C.I., LTD

                                    Phoenix Natural Gas Limited (24.5% Interest owned by KCI) (FUCO)

                            KeySpan C.I. II, LTD

                                    Grupo KeySpan, S. de R.L. de C.V. (99.9% owned by KCIII)

                                          FINSA Energeticos, S. de R.L. de C.V. (50% interest owned by GKS) (FUCO)

                    KeySpan Port-Jefferson Energy Center, LLC (EWG)

                    KeySpan Glenwood Energy Center, LLC (EWG)

                                    EXHIBIT H

     The requested information is contained in the consolidated financials of KeySpan Corporation which are filed confidentially herewith pursuant to Rule
104. Audited Financials are unavailable.

                                    SIGNATURE

     KeySpan Corporation and each of its subsidiaries has duly caused this annual report to be signed on its behalf by the undersigned thereunto duly authorized pursuant to the requirements of the Public Utility Holding Company Act of 1935.

                                      KEYSPAN CORPORATION ON
                                      BEHALF OF ITSELF AND EACH OF
                                      ITS SUBSIDIARIES



                                      By:     /s/ Joseph F. Bodanza
                                         -------------------------------
                                              Joseph F. Bodanza
                                              Senior Vice President
                                              and Chief Accounting Officer